Exhibit 4.1

SECOND AMENDED AND RESTATED INTERIM LOAN AGREEMENT

dated as of

February 13, 2013

among

CONSTELLATION BRANDS, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

and

COÖPERATIEVE CENTRALE

RAIFFEISEN - BOERENLEENBANK, B.A.

“RABOBANK NEDERLAND,” NEW YORK BRANCH,

as Co-Syndication Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

J.P. MORGAN SECURITIES LLC

COÖPERATIEVE CENTRALE

RAIFFEISEN - BOERENLEENBANK, B.A.

“RABOBANK NEDERLAND,” NEW YORK BRANCH

BARCLAYS BANK PLC

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunning Managers

and

BARCLAYS BANK PLC

and

WELLS FARGO BANK, N.A.,

as Co-Documentation Agents

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 3.01	–	Subsidiaries
Schedule 3.06	–	Disclosed Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens
Schedule 6.05(g)	–	Investments
Schedule 9.01	–	Notices

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Note
Exhibit C	–	Form of Solvency Certificate
Exhibit D	–	Terms of Exchange Notes
Exhibit E	–	Form of Borrowing Request
Exhibit F-1	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-2	–	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-3	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit F-4	–	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit G	–	Form of Opinion of Nixon Peabody LLP

SECOND AMENDED AND RESTATED INTERIM LOAN AGREEMENT (this “Agreement”) dated as of February 13, 2013 among CONSTELLATION BRANDS, INC., a Delaware corporation, the LENDERS party hereto, BANK OF AMERICA, N.A., as Administrative Agent and the other parties hereto.

PRELIMINARY STATEMENTS:

The Borrower is party to that certain Amended and Restated Interim Loan Agreement dated as of July 18, 2012 (the “First A&R Interim Loan Agreement”) among the Borrower, the Lenders party thereto, the Administrative Agent and the other parties thereto pursuant to which that certain Interim Loan Agreement dated as of June 28, 2012 (the “Original Interim Loan Agreement”), among the Borrower, the Administrative Agent and Bank of America, N.A. and JPMorgan Chase Bank, N.A., as Lenders was amended and restated in its entirety. The parties to the First A&R Interim Loan Agreement now therefore amend and restate the First A&R Interim Loan Agreement in its entirety as set forth below:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means (i) the acquisition by Constellation Beers Ltd. and Constellation Brands Beach Holdings, Inc., each a wholly owned subsidiary of the Borrower, of all of the outstanding equity interests of Crown Imports LLC that are not currently owned by Constellation Beers Ltd. and (ii) the acquisition by the Borrower of all of the outstanding shares of Compañia Cervecera de Coahuila, S.A. de C.V. and Servicios Modelo de Coahuila S.A. de C.V., each in accordance with the terms of the Acquisition Agreement.

“Acquisition Agreement” means (i) the Amended and Restated Membership Interest Purchase Agreement, dated as of February 13, 2013, by and among Constellation Beers Ltd., Constellation Brands Beach Holdings, Inc., the Borrower and Anheuser-Busch InBev SA/NV and (ii) the Stock Purchase Agreement, dated as of February 13, 2013, between Anheuser-Busch InBev SA/NA and the Borrower, each as amended or supplemented in any manner that is not materially adverse to the Lenders.

“Act” has the meaning assigned in Section 9.13.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agency Fee Letter” means the second amended and restated administrative agency fee letter, dated as of February 13, 2013, between the Borrower and the Administrative Agent.

“Agent Parties” has the meaning assigned in Section 9.01(c).

“Agreement” has the meaning assigned in the preamble hereto.

“Applicable Rate” means, for any Loan for any period, 4.75% per annum (the “Initial Eurodollar Spread”); provided that the Initial Eurodollar Spread shall be increased by 0.50% per annum on the date that is three calendar months following the Closing Date and by an additional 0.50% per annum on each successive date falling three calendar months thereafter.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Cooperatieve Centrale Raiffeisen – Boerenleenbank, B.A. “RaboBank Nederland,” New York Branch, Barclays Bank PLC and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners under this Agreement.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clause (e)(iii) (but only to the extent of any Net Cash Proceeds in excess of $250,000,000), (j) or (k) of Section 6.10 which yields Net Cash Proceeds to the Borrower or any of its Subsidiaries in excess of $25,000,000 in the aggregate for any such Disposition or series of related Dispositions.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” at any time shall mean the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Bank Engagement Letter” means the Second Amended and Restated Credit Facilities Engagement Letter, dated as of February 13, 2013, by and among the Borrower, the Arrangers and the other parties thereto.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBO Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. “Base Rate,” when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Constellation Brands, Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned in Section 5.01.

“Borrowing Request” means a request by the Borrower for a borrowing in accordance with Section 2.03.

“Bridge A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Bridge A Loan to the Borrower on the Closing Date, as such commitment may be (a) reduced pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Bridge A Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Bridge A Commitments is $1,850,000,000.

“Bridge A Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“Bridge B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Bridge B Loan to the Borrower on the Closing Date, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Bridge B Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Bridge B Commitments is $2,525,000,000.

“Bridge B Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day that is also a London Banking Day.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as in effect on the date of this Agreement, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the date of this Agreement that would appear on a balance sheet of such Person prepared as of such date.

“Capital Markets Debt” means any debt securities or debt financing issued pursuant to an indenture, notes purchase agreement or similar financing arrangement (but excluding any credit agreement) whether offered pursuant to a registration statement under the Securities Act or under an exemption from the registration requirements of the Securities Act.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in the equity of such Person, including, without limitation, all common stock and preferred stock.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least “A-1” from S&P or “P-1” from Moody’s;

(c) marketable short-term money market and similar securities having a rating of at least “A-2” from S&P or “P-2” from Moody’s (or, if at the time neither S&P or Moody’s shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within one year from the date of acquisition thereof;

(d) investments in certificates of deposit, bankers’ acceptances, time deposits and eurodollar time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any office of (x) any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than U.S. $500,000,000 or (y) any Lender hereunder;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (d) of this definition;

(f) money market funds that (i) (x) comply with the criteria set forth in the SEC’s Rule 2a-7 under the Investment Company Act of 1940, as amended, and (y) substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) of this definition or (ii) are issued or offered by any of the Lenders hereunder;

(g) foreign investments substantially comparable to any of the foregoing in connection with managing the cash of any Foreign Subsidiary;

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an “A” rating from either S&P or Moody’s with maturities of one year or less from the date of acquisition; and

(i) Investments with weighted average life to maturities of one year or less from the date of acquisition in money market funds rated “A” (or the equivalent thereof) or better by S&P or “A” (or the equivalent thereof) or better by Moody’s and in each case in U.S. dollars.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any lender or any Affiliate of a lender under the Senior Secured Credit Agreement in respect of (1) any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and (2) the Borrower’s or any Subsidiary’s participation in commercial (or purchasing) card programs at any such lender or Affiliate.

“Change in Control” means (a) the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement) (other than the Permitted Holders), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (provided that the Permitted Holders in the aggregate “beneficially own” (as so defined) Equity Interests having a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower than such other Person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Borrower) or (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election to such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office.

“Change in Law” means (a) the adoption of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.14.

“Class” when used in reference to any Loan, refers to whether such Loan is a Bridge A Loan or Bridge B Loan.

“Closing Date” means the date on which the conditions specified in Section 4.01 of this Agreement are satisfied.

“Co-Documentation Agents” means Barclays Bank PLC and Wells Fargo Bank, N.A.

“Co-Syndication Agents” means JPMorgan Chase Bank, N.A. and Cooperatieve Centrale Raiffeisen – Boerenleenbank, B.A. “RaboBank Nederland,” New York Branch, in their capacities as co-syndication agents for the Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” means the Bridge A Commitments and the Bridge B Commitments.

“Comparable Treasury Issue” means the United States Treasury security selected by the Administrative Agent as having a maturity nearest the Final Maturity Date.

“Consolidated Fixed Charge Coverage Ratio” of the Borrower means, for any period, the ratio of (a) the sum of Consolidated Net Income (Loss), Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income (Loss) in each case, for such period, of the Borrower and its Subsidiaries on a Consolidated basis, all determined in accordance with GAAP and on a pro forma basis for any acquisition or disposition of a Subsidiary or line of business following the first day of such period and on or prior to the date of determination as if all such acquisitions and dispositions had occurred on the first day of such period to (b) the sum of Consolidated Interest Expense for such period and cash dividends paid on any of the Borrower’s preferred stock and that of its Subsidiaries during such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Funded Debt shall be computed on a pro forma basis for any incurrence or repayment of Funded Debt (other than Funded Debt under a revolving credit facility) following the first day of the applicable period and on or prior to the date of determination as if such incurrence or repayment had occurred on the first day of such period and Funded Debt, (A) bearing a floating interest rate, shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Borrower, a fixed or floating rate of interest, shall be computed by applying at the Borrower’s option, either the fixed or floating rate and (ii) in making such computation, the Consolidated Interest Expense of the Borrower attributable to interest on any Funded Debt under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Funded Debt during the applicable period.

“Consolidated Income Tax Expense” means for any period, as applied to the Borrower, the provision for federal, state, local and foreign income taxes of the Borrower and its Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis.

“Consolidated Interest Expense” of the Borrower means, without duplication, for any period, the sum of (a) the interest expense of the Borrower and its Subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Borrower and its Subsidiaries during such period and (ii) all capitalized interest of the Borrower and its Subsidiaries, in each case as determined in accordance with GAAP on a Consolidated basis. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of Consolidated Interest Expense associated with any Funded Debt incurred in connection with such acquisition or disposition of assets shall be calculated on a pro forma basis in accordance with Regulation S-X, as in effect on the date of such calculation.

“Consolidated Net Income (Loss)” of the Borrower means, for any period, the Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period as determined in accordance with GAAP on a Consolidated basis, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication: (i) all extraordinary gains or losses (less all fees and expenses relating thereto); (ii) the portion of net income (or loss) of the Borrower and its Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Borrower or one of its Subsidiaries; (iii) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan; (iv) net gains (but not losses) (less all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business; or (v) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its stockholders. Whenever pro forma effect is to be given to an acquisition or disposition of assets for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, the amount of income or earnings related to such assets shall be calculated on a pro forma basis in accordance with Regulation S-X, as in effect on the date of such calculation.

“Consolidated Non-cash Charges” of the Borrower means, for any period, the aggregate depreciation, amortization and other non-cash charges of the Borrower and its Subsidiaries for such period, as determined in accordance with GAAP on a Consolidated basis (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Borrower in accordance with GAAP.

“Consolidated Tangible Assets” means, as at any date, the total assets of the Borrower and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) that would be shown as tangible assets on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries. For purposes hereof, “tangible assets” means all assets of the Borrower and its Consolidated Subsidiaries other than assets that should be classified as intangibles including goodwill, minority interests, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write-up in the book value of assets.

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition, which constitutes an Event of Default or, which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.12(c).

“Demand Failure Event” means that J.P.Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated have provided the Administrative Agent with a signed notice stating that a “Demand Failure Event” (as defined in the Fee Letter) has occurred.

“Disclosed Matters” means the matters disclosed in Schedule 3.06 on the date of the Original Interim Loan Agreement.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, and the terms “Dispose” and “Disposed of” shall have correlative meanings, but excluding, licenses and leases entered into in the ordinary course of business or that are customarily entered into by companies in the same or similar lines of business.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the Borrower has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Final Maturity Date.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or the effect of Hazardous Materials on the environment or on health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, a failure to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar,” when used in reference to any Loan, refers to whether such Loan is bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Note Trustee” means the trustee under the Exchange Notes Indenture which shall be Manufacturers and Traders Trust Company or another trust company selected by the Borrower and reasonably satisfactory to the Arrangers.

“Exchange Notes” has the meaning assigned to such term in Section 2.19(b).

“Exchange Notes Indenture” means the indenture to be entered into relating to the Exchange Notes, with terms and conditions consistent with those set forth on Exhibit D and otherwise in form reasonably satisfactory to the Borrower and the Arrangers.

“Exchange Notes Registration Rights Agreement” means the registration rights agreement to be entered into relating to the Exchange Notes, with terms and conditions consistent with Exhibit D and otherwise in form reasonably satisfactory to the Borrower and the Arrangers.

“Exchange Notice” has the meaning assigned to such term in Section 2.19(a).

“Exchange Trigger Event” shall be deemed to have occurred on the first day after the Closing Date that the Administrative Agent shall have received Exchange Notices in accordance with Section 2.19(a) with respect to at least an aggregate of $50,000,000 principal amount of Loans.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) any Tax imposed on such recipient’s net income or profits (or any franchise Tax imposed in lieu of a Tax on net income or profits) by any jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office located in such jurisdiction or as a result of any other present or former connection with such jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction) other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any

Loan Documents, (b) any branch profits Taxes within the meaning of Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 2.16, (d) any withholding Tax that is attributable to a Lender’s failure to comply with Section 2.16(d) and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Senior Notes” means the Borrower’s (a) $500,000,000 aggregate principal amount of 8.375% senior unsecured notes due 2014, (b) $700,000,000 aggregate principal amount of 7.250% senior unsecured notes due 2016, (c) $700,000,000 aggregate principal amount of 7.250% senior unsecured notes due 2017 and (d) $600,000,000 aggregate principal amount of 6.000% senior unsecured notes due 2022.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Second Amended and Restated Fee Letter, dated as of 14, 2013, by and among the Borrower, the Arrangers and the other parties thereto.

“Final Maturity Date” means the date that is eight calendar years after the Closing Date.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Borrower.

“First A&R Interim Loan Agreement” has the meaning assigned in the preamble hereto.

“Foreign Disposition” has the meaning assigned to such term in Section 2.10(b)(v).

“Foreign Lender” means any Lender that is not a “United States” person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness for the repayment of money borrowed, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, having a final maturity of more than 12 months after the date of its creation or having a final maturity of less than 12 months after the date of its creation but by its terms being renewable or extendible beyond 12 months after such date at the option of the Borrower. When determining “Funded Debt,” Indebtedness will not be included if, on or prior to the final maturity of that Indebtedness, the Borrower has deposited the necessary funds for the payment, redemption or satisfaction of that Indebtedness in trust with the proper depositary.

“GAAP” means generally accepted accounting principles in the United States of America; provided that, the Borrower may, by written notice from a Financial Officer to the Administrative Agent and the Lenders, elect to change its financial accounting to IFRS and, in such case, unless the context otherwise requires (including pursuant to Section 1.03), all references to GAAP herein shall refer to IFRS.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Agreement” means, collectively, the Guarantee Agreement, dated as of June 28, 2012, executed by the Guarantors party thereto and the Administrative Agent, together with each other supplement executed and delivered pursuant to Section 4.01 and/or Section 5.09.

“Guarantor” means (a) each Subsidiary that is a party to the Guarantee Agreement on the date of this Agreement and (b) each Subsidiary that becomes a party to the Guarantee Agreement after the date of this Agreement pursuant to Section 4.01, Section 5.09 or otherwise.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, on any date, any Subsidiary (other than an Inactive Subsidiary) that did not account for more than (x) 1.0% of Consolidated Tangible Assets as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) or (y) 1.0% of the Borrower’s and its Consolidated Subsidiaries’ consolidated sales for the most recently ended Test Period; provided that for purposes of Article III, if a specified condition exists or events occur with respect to Immaterial Subsidiaries (as determined above) that in the aggregate account for more than (x) 3.0% of Consolidated Tangible Assets as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) or (y) 3.0% of the Borrower and its Consolidated Subsidiaries’ consolidated sales for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b), then such condition or event shall be deemed to exist or have occurred with respect to a Subsidiary that is not an Immaterial Subsidiary. Notwithstanding the foregoing, no Subsidiary that owns Equity Interests of a Subsidiary that is not an Immaterial Subsidiary shall itself be an Immaterial Subsidiary.

“Inactive Subsidiary” means, on any date, any Subsidiary that did not account for more than (x) $5,000,000 of Consolidated Tangible Assets as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b) or (y) $5,000,000 of the Borrower’s and its Consolidated Subsidiaries’ consolidated sales for the most recently ended Test Period for which financial statements have been delivered pursuant to Section 5.01(a) or (b). Notwithstanding the foregoing, no Subsidiary that owns Equity Interests of a Subsidiary that is not an Inactive Subsidiary shall itself be an Inactive Subsidiary.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation except to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others of a type described in any of clauses (a) through (e) above or (g) through (k) below, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any Swap Agreement (with the “principal” amount of any Swap Agreement on any date being equal to the early termination value thereof on such date) and (k) all Attributable Receivables Indebtedness. The Indebtedness of any Person shall (i) include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is expressly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity and pursuant to contractual arrangements, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor and (ii) exclude (A) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person and (B) bona fide indemnification, purchase price adjustment, earn-outs, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter and included as Indebtedness of the Borrower.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Information Memorandum” means each Confidential Information Memorandum of the Borrower relating to the Loans.

“Initial Lenders” means Bank of America, N.A. and JPMorgan Chase Bank, N.A.

“Interest Payment Date” means, with respect to a Loan, (i) the last day of the Interest Period applicable to any Eurodollar Loan, (ii) a Demand Failure Event, (iii) following the Rollover Date or a Demand Failure Event, each date that is an integral multiple of six calendar months after the Rollover Date or such Demand Failure Event and (iv) the Final Maturity Date.

“Interest Period” means (i) initially, the period commencing on the Closing Date and ending on the numerically corresponding day in the calendar month that is three months thereafter and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period that would end after the Rollover Date shall instead end on the Rollover Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of Indebtedness of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of Section 6.05, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“joint venture” means any Person (other than a wholly-owned Subsidiary) in which the Borrower or any Subsidiary owns Equity Interests representing at least a 9.99% economic interest in such Person and which Person is engaged in a business that is the same as or substantially similar to, related to, ancillary to or complimentary to, a line of business conducted by the Borrower or any of its Subsidiaries.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, for any Interest Period with respect to a Eurodollar Borrowing, the greater of (i) the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (ii) 1.25% per annum. If the rate determined pursuant to clause (i) of the previous sentence is not available at such time for any reason, then the rate for purposes of clause (i) for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided that if, prior to the commencement of an Interest Period, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means for determining the LIBO Rate for such Interest Period do not exist, then for purposes of clause (i) of this definition the LIBO Rate for such Interest Period shall be equal to the Base Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period minus 1.00% per annum.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (or any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Guarantee Agreement, any promissory notes executed and delivered pursuant to Section 2.09(f) and any amendments, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the Bridge A Loans and Bridge B Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Make-Whole Amount” means, at any time, the present value as determined by the Administrative Agent of all then remaining scheduled payments of interest on the Loans through the Final Maturity Date (excluding accrued and unpaid interest on the Loans on the date of repayment) discounted at the Treasury Rate plus 50 basis points.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents, or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale, an amount equal to (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the Property subject to such Asset Sale and that is repaid in connection with such Asset Sale and the amount of Indebtedness that is repaid under the Senior Secured Credit Agreement (but in the case of the revolving Indebtedness, only to the extent there is a corresponding reduction in commitments), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by the Borrower or such Subsidiary in connection with such Asset Sale, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, (D) any reserve for adjustment in accordance with GAAP in respect of (x) the sale price of such Property and (y) any liabilities associated with such Property and retained by the Borrower or any Subsidiary after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (E) the Borrower’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Asset Sale; provided that (x) in the case of Net Cash Proceeds of a Permitted Receivables Facility, to the extent the Borrower or any of its Subsidiaries receives proceeds of Attributable Receivables Indebtedness, the Net Cash Proceeds shall only include any principal amount of such Attributable Receivables Indebtedness in excess of the previously highest outstanding balance following the Closing Date, (y) “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the Borrower or any Subsidiary in any such Asset Sale, (ii) an amount equal to any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (C) or (D) above at the time of such reversal and (iii) an amount equal to any estimated liabilities described in clause (E) above that have not been satisfied in cash within three hundred sixty-five (365) days after such Asset Sale and (z) in the case of any Asset Sale involving a joint venture, Net Cash Proceeds shall include such cash payments only to the extent distributed or otherwise transferred to the Borrower or any of its wholly-owned Subsidiaries.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all Indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Loan Parties to any of the Lenders, their Affiliates, the Arrangers, the Co-Syndication Agents, the Co-Documentation Agents or the Administrative Agent, individually or collectively, existing on the date of this Agreement or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents (including under any of the Loans made or reimbursement or other monetary obligations incurred or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding (including interest and fees which, but for the filing of a petition in bankruptcy with respect to any Loan Party, would have accrued on any Obligations, whether or not a claim is allowed against such Loan Party for such interest or fees in the related bankruptcy proceeding)).

“Original Interim Loan Agreement” has the meaning assigned in the preamble hereto.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under this Agreement or any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed as a result of an assignment by a Lender other than an assignment made pursuant to Section 2.18 (an “Assignment Tax”), if such Assignment Tax is imposed as a result of any present or former connection of the assignor or assignee with the jurisdiction imposing such Assignment Tax (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction) other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning set forth in Section 9.04(d).

“Participant Register” has the meaning set forth in Section 9.04(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or other governmental charges that are not overdue for a period of more than thirty (30) days or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than ninety (90) days or are being contested in compliance with Section 5.04;

(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or employment laws or to secure other public, statutory or regulatory obligations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Borrower or any Subsidiary;

(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, appeal and replevin bonds, performance bonds, indemnity bonds, bonds to secure the payment of excise taxes or customs duties in connection with the sale or importation of goods and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Borrower or any other Subsidiary as a part of its business and covering only the assets so leased; and

(h) performance and return-of-money bonds, or in connection with the payment of the exercise price or withholding taxes in respect of the exercise, payment or vesting of stock appreciation rights, stock options, restricted stock, restricted stock units, performance share units or other stock-based awards, and other similar obligations;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means (a) Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, her siblings, the descendants of her siblings (whether by blood or adoption), Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing Persons, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the Persons described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the Persons described in clause (a), the estate of any such Persons, a trust referred to in the foregoing clause (b), or an entity that satisfies the conditions of this clause (c).

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents providing for the sale or pledge by the Borrower and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue notes or other evidences of Indebtedness secured by Permitted Receivables Facility Assets or investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Borrower and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to the Borrower and its Subsidiaries secured by Receivables (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Borrower and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including (i) the documents relating to the Receivables Loan, Security and Servicing Agreement, dated as of December 4, 2012, by and among the Borrower, Constellation Brands Sales Finance LLC, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch and the other lenders from time to time a party thereto and (ii) all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, or the issuance of notes or other evidence of Indebtedness secured by such notes, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Borrower) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any of its Subsidiaries that, taken as a whole, are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement as determined by the Borrower in good faith and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders as determined by the Borrower in good faith.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any amendment, modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended and (y) the date which is 91 days after the Final Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal, replacement or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned in Section 5.01.

“Principal Property” means, as of any date, any building, structure or other facility, together with the land upon which it is erected and any fixtures which are a part of the building, structure or other facility, used primarily for manufacturing, processing or production, in each case located in the United States of America, and owned or leased or to be owned or leased by the Borrower or any of its Subsidiaries, and in each case the net book value of which as of that date exceeds 2% of the Borrower’s Consolidated Tangible Assets as shown on the consolidated balance sheet contained in the Borrower’s latest filing with the SEC, other than any such land, building, structure or other facility or portion thereof which is a pollution control facility, or which, in the opinion of the Board of Directors of the Borrower, is not of material importance to the total business conducted by the Borrower and its Subsidiaries, considered as one enterprise.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lender” has the meaning assigned in Section 5.01.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Qualified Replacement Lender” means each of Barclays Bank PLC, BMO Harris Financing, Inc., The Bank of Tokyo-Mitsubishi UFJ, LTD., Citibank, N.A., CoBank, ACB, Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Bank USA, HSBC Bank USA, National Association, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, Morgan Stanley Senior Funding, Inc., Royal Bank of Scotland plc, Sumitomo Mitsui Banking Corp., TD Bank, N.A. and Wells Fargo Bank, N.A. and any Affiliate of any of the foregoing.

“Receivables” means all accounts receivable and property relating thereto (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a wholly-owned Subsidiary of the Borrower, including Constellation Brands Sales Finance LLC, which engages in no activities other than in connection with the financing of Receivables of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower (as determined by the Borrower in good faith), and (c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means the Borrower and those Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.

“Register” has the meaning set forth in Section 9.04(c).

“Regulation S-X” means Regulation S-X under the Securities Act.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment, including the abandonment, discarding, burying or disposal of barrels, containers or other receptacles containing any Hazardous Material.

“Required Lenders” means, at any time, Lenders holding Commitments and Loans representing more than 50% of the aggregate principal amount of Commitments and Loans outstanding at such time.

“Responsible Officer” means the chief executive officer, president, any vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payments” means any dividend or other distribution, whether in cash, securities or other property (other than any such dividend or other distribution payable solely with Qualified Equity Interests), with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment, whether in cash, securities or other property (other than any such payment solely with Qualified Equity Interests), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary.

“Rollover Date” means the date that is one calendar year after the Closing Date (or, if such day is not a Business Day, the preceding Business Day).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and any successor thereto.

“Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Borrower or a Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Secured Credit Agreement” means that certain amended and restated credit agreement, dated as of August 8, 2012, among the Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto as amended, restated, modified, supplemented, substituted, replaced, renewed or refinanced from time to time, including any agreement or agreements extending the maturity of, or refinancing all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other borrowers, agents, creditors, lenders or group of creditors or lenders.

“Significant Subsidiary” means any Subsidiary (or group of Subsidiaries that a specified condition relates to) that is (or would be on a combined basis) (i) whose revenues exceed 10% of the total Consolidated revenues of the Company or (ii) whose net worth exceeds 10% of the total stockholders’ equity of the Company, in each case as of the end of the most recent fiscal year.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Indebtedness” means (i) the Existing Senior Notes, (ii) any Indebtedness incurred in reliance on Section 6.01(p) and (iii) any Indebtedness that is expressly subordinated in right of payment to the Obligations.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, deductions, charges or withholdings of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means the period of four fiscal quarters of the Borrower ending on a specified date.

“Total Cap” shall have the meaning given such term by the Fee Letter.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans on the Closing Date (and any other Indebtedness incurred by the Borrower to fund the Acquisition) and the consummation of the Acquisition and the other transactions contemplated by the Acquisition Agreement to occur on the date of the Acquisition.

“Treasury Rate” means, with respect to any prepayment date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the average, as determined by the Administrative Agent, of the bid and asked prices for the Comparable Treasury Issue quoted by the Arrangers or one or more other primary treasury dealers (expressed in each case as a percentage of its principal amount) at 5:00 p.m., New York City time, on the third Business Day preceding such prepayment date. The Treasury Rate will be calculated on the third Business Day preceding the prepayment date.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“U.S. Lender” means any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date of this Agreement in GAAP (including as a result of the adoption of IFRS) or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (including as a result of the adoption of IFRS) or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding anything in GAAP to the contrary, for purposes of all financial calculations hereunder, the amount of any Indebtedness outstanding at any time shall be the stated principal amount thereof (except to the extent such Indebtedness provides by its terms for the accretion of principal, in which case the amount of such Indebtedness at any time shall be its accreted amount at such time).

SECTION 1.04. Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 1.05. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07. Rules of Construction. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 1.08. Effect of Restatement This Agreement shall amend and restate the First A&R Interim Loan Agreement in its entirety, with the parties hereby agreeing that there is no novation of the First A&R Interim Loan Agreement and from and after the effectiveness of this Agreement, the rights and obligations of the parties under the First A&R Interim Loan Agreement shall be subsumed and governed by this Agreement. From and after the effectiveness of this Agreement, the Commitments under the First A&R Interim Loan Agreement shall no longer be in effect and thereafter only Commitments under this Agreement shall be outstanding until otherwise terminated in accordance with the terms hereof. On and after the effectiveness of this Agreement, each reference to the “Credit Agreement” in any other Loan Document shall mean and be a reference to this Agreement.

ARTICLE II

The Loans

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender with a Bridge A Commitment severally agrees to make a loan (a “Bridge A Loan”) on the Closing Date to the Borrower in Dollars by making immediately available funds to the Administrative Agent’s account not later than the time specified by the Administrative Agent, in an amount of up to the Bridge A Commitment of such Lender. Amounts repaid in respect of Bridge A Loans may not be reborrowed.

(b) Subject to the terms and conditions set forth herein, each Lender with a Bridge B Commitment severally agrees to make a loan (a “Bridge B Loan”) on the Closing Date to the Borrower in Dollars by making immediately available funds to the Administrative Agent’s account not later than the time specified by the Administrative Agent, in an amount of up to the Bridge B Commitment of such Lender. Amounts repaid in respect of Bridge B Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. The Loans shall be made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

SECTION 2.03. Requests for Borrowings. To request a borrowing of Loans on the Closing Date, the Borrower shall notify the Administrative Agent of such request, which may be given by telephone, not later than 11:00 a.m. three Business Days prior to the Closing Date. Each Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery or telecopy or transmission by electronic communication in accordance with Section 9.01(b) to the Administrative Agent of a written Borrowing Request in a form attached hereto as Exhibit E and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Class or Classes of Loans to which such Borrowing Request relates;

(ii) the aggregate amount of requested Loans of each Class;

(iii) the Closing Date, which shall be a Business Day; and

(iv) the location and number of the Borrower’s account to which funds are to be disbursed, which shall be an account reasonably satisfactory to the Administrative Agent.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. Funding of Loans.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s pro rata share of the Loan requested pursuant to Section 2.03 (based on the amount of such Lender’s Commitment as a percentage of the aggregate Commitments of the applicable Class).

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Overnight Rate or (ii) in the case of the Borrower, the interest rate applicable to Base Rate Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

SECTION 2.07. [Reserved].

SECTION 2.08. Termination and Reduction of Commitments. Each Commitment shall automatically terminate upon the making of the Loan on the Closing Date pursuant to such Commitment pursuant to Section 2.01. In addition, all Commitments shall expire on the earliest of (a) 5:00 p. m., New York City time, on December 30, 2013 unless the Closing Date occurs on or prior to such date, (b) the date of consummation of the Acquisition without any borrowing under such Commitment and (c) the termination of the Acquisition Agreement prior to the closing of the Acquisition. The Bridge A Commitments shall be automatically reduced on the Closing Date by the amount of the first $1,850,000,000 of proceeds from any debt securities issued by the Borrower after the date of the Original Interim Loan Agreement that are actually applied to pay a portion of the consideration payable under the Acquisition Agreement on the Closing Date and the Bridge B Commitments shall be reduced by any revolving credit facility or term debt under the Senior Secured Credit Agreement, together with any cash (other than cash that does not represent the proceeds of Indebtedness or proceeds of securitizations under the Borrower’s existing Permitted Receivables Facility in an amount not to exceed $470,000,000 in the aggregate), that is actually utilized on the Closing Date to fund a portion of the consideration payable under the Acquisition Agreement (with any such reduction being applied on a pro rata basis to the Commitment of each Lender of the applicable Class).

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Final Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the amount of any Loan exchanged for Exchange Notes pursuant to Section 2.19 of this Agreement and (iv) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.10. Prepayment of Loans.

(a) Optional Prepayments. (i) The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, without premium or penalty, subject to prior notice in accordance with clause (a)(ii) of this Section; provided that if a Demand Failure Event has occurred such prepayment shall be accompanied by a premium equal to the Make-Whole Amount.

(ii) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or transmission by electronic communication in accordance with Section 9.01(b)) of any prepayment hereunder not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that any notice of prepayment in connection with a refinancing of the Loans may be conditioned upon consummation of any proposed financing transaction in connection therewith. Each prepayment of Loans pursuant to this Section 2.10(a) shall be applied ratably to the Loans; provided that, at the Arrangers’ option (notified in writing to the Administrative Agent prior to the date of such prepayment), (i) any prepayment of Loans pursuant to this Section 2.10(a) with the proceeds of borrowings under the Senior Secured Credit Agreement or Indebtedness permitted by Section 6.01(x) shall be applied (x) first, to repayment of the Bridge B Loans until all outstanding Bridge B Loans have been paid in full and (y) thereafter, to repayment of the Bridge A Loans and (ii) to the extent any prepayment of Loans is to occur from the proceeds of debt securities or other Indebtedness of the Borrower or any of its Subsidiaries and a Lender or Participant has purchased such debt securities or other Indebtedness, an amount of up to the amount of such proceeds attributable to the amount of debt securities or other Indebtedness purchased by such Lender or Participant may first be directed solely to the Loans of such Lender or the Loans that are subject to a participation by such Participant prior to being applied to any other Loans. Prepayments pursuant to this Section 2.10(a) shall be accompanied by (i) accrued interest to the extent required by Section 2.12 and (ii) break funding payments pursuant to Section 2.15.

(b) Mandatory Prepayments.

(i) (a) Until the Rollover Date, if the Borrower or any Subsidiary receives any Net Cash Proceeds from any Asset Sale, the Borrower shall offer to prepay Loans in an amount equal to 100% of such Net Cash Proceeds (in the case of an Asset Sale by a Foreign Subsidiary, net of additional taxes payable (or that would be payable if the Net Cash Proceeds were repatriated to the United States) or reserved against as a result thereof) in accordance with Section 2.10(b)(vi) on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no such offer to make a prepayment shall be required pursuant to this Section 2.10(b)(i)(A) with respect to such Net Cash Proceeds that the Borrower shall reinvest in accordance with Section 2.10(b)(i)(B).

(b) With respect to any Net Cash Proceeds realized or received with respect to any Asset Sale, at the option of the Borrower the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for the Borrower’s or a Subsidiary’s business within twelve (12) months following receipt of such Net Cash Proceeds; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(b)(i)(A) within five (5) Business Days after the end of the applicable time period set forth above.

(ii) If a Change in Control occurs, the Borrower shall offer to prepay all Loans within 30 days following the date of such Change in Control.

(iii) If the Borrower receives any amounts pursuant to Section 1.4 of the Acquisition Agreement referred to in clause (ii) of the definition thereof, the Borrower shall offer to prepay the Loans within five (5) Business Days after the date of receipt of such amounts in an amount equal to 100% of the amounts received except to the extent such amount is required to prepay any Indebtedness of the Borrower secured by any Liens on the assets of the Borrower or any of its Subsidiaries.

(iv) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clause (i) or (iii) of this Section 2.10(b) at least three (3) Business Days prior to the date of such prepayment and or any prepayment pursuant to clause (iii) of this Section 2.10(b) at least ten (10) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment.

(v) Notwithstanding any other provisions of this Section 2.10(b) to the contrary, to the extent that any or all the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.10(b)(i) (a “Foreign Disposition”) are prohibited or delayed by applicable local Law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to offer to repay Loans at the times provided in this Section 2.10(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as applicable Law will not permit or delays repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable Law, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.10(b) to the extent provided herein; provided, however, that to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition would have material adverse tax consequences, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date 12 months following the date of receipt of such Net Cash Proceeds, (x) the Borrower shall apply an amount equal to such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable (or that would be payable if the Net Cash Proceeds were repatriated to the United States) or reserved against if such Net Cash Proceeds had been repatriated or (y) such Net Cash Proceeds shall be applied to the repayment of Indebtedness of a Foreign Subsidiary.

(vi) Each prepayment of Loans pursuant to this Section 2.10(b) shall be offered to the Lenders on a pro rata basis pursuant to procedures satisfactory to the Administrative Agent (it being understood that any Lender may decline to participate in any such prepayment).

(vii) Any prepayment of Loans pursuant to this Section 2.10(b) shall be accompanied by (i) accrued interest to the extent required by Section 2.12, (ii) break funding payments to the extent required by Section 2.15 and (iii) in the case of a prepayment pursuant to Section 2.10(b)(ii) following the occurrence of a Demand Failure Event, a premium equal to 1% of the principal amount of the Loans prepaid.

SECTION 2.11. Fees.

The Borrower agrees to pay all fees required to be paid by it in connection with this Agreement as separately agreed in writing by the Borrower, any Arranger and/or the Administrative Agent and/or any Lender at the times set forth therein.

SECTION 2.12. Interest.

(a) Until the earlier to occur of the Rollover Date and a Demand Failure Event, the Loans shall bear interest at a rate per annum equal to the lesser of (i) the LIBO Rate for the Interest Period in effect plus the Applicable Rate at such time and (ii) the Total Cap.

(b) From and after the earliest to occur of the Rollover Date and a Demand Failure Event, the Loans shall bear interest at a rate per annum equal to the Total Cap at such time.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to Loans (the “Default Rate”).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the case of any Loan exchanged for an Exchange Note other than on an Interest Payment Date, on such date of exchange.

(e) All interest hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (or, from and after the occurrence of the Rollover Date or a Demand Failure Event, on the basis of a year of 360 days consisting of 12 months of 30 days). The applicable LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

SECTION 2.13. [Reserved].

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) subject a Lender (or its applicable lending office) to any additional Tax (other than any Excluded Taxes, or any Other Taxes or Indemnified Taxes indemnified under Section 2.16) with respect to any Loan Document; or

(iii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon the request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 135 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 135-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the failure to prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked) or (c) the assignment of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor, over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the applicable Lender) after receipt thereof.

SECTION 2.16. Taxes.

(a) All sums payable by any Loan Party under any Loan Document to the Administrative Agent or any Lender shall be made free and clear of and without deduction for any Taxes, unless required by applicable Laws.

(b) If any Loan Party or any other applicable withholding agent shall be required by Law to deduct any Taxes from or in respect of any sum payable under any Loan Document, then (i) the applicable Loan Party or other applicable withholding agent shall make such deductions and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto in accordance with applicable Law, (ii) if the Tax in question is an Indemnified Tax or an Other Tax, the sum payable by the applicable Loan Party to such Lender or Administrative Agent (as applicable) shall be increased by such Loan Party as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.16) the Lender or Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (iii) within thirty days after paying any sum from which it is required by Law to make any deduction, and within thirty days after the due date of payment of any Tax which it is required by clause (i) above to pay, the Loan Party making such payments shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(c) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(d) Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any applicable withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 2.16(d)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

Without limiting the foregoing:

(1) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement whichever of the following is applicable:

(A) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for the applicable benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of IRS Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit F-1, F-2, F-3 or F-4, as applicable (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of IRS Form W-8BEN (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.16(d) if such beneficial owner were a Lender, as applicable (provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owners), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding Tax on any payments to such Lender under the Loan Documents.

(3) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their FATCA obligations, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this Section 2.16(d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(e) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent or a Lender (each a “Tax Indemnitee”), within ten (10) days after written demand therefor, for the full amount of any

Indemnified Taxes paid or payable by the Tax Indemnitee on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document, and any Other Taxes paid or payable by the Tax Indemnitee (including any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the Tax Indemnitee, or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(f) If and to the extent a Tax Indemnitee determines, in its sole good faith discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, then such Tax Indemnitee shall promptly pay over such refund to the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Tax Indemnitee and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee in the event the Tax Indemnitee is required to repay such refund to such Governmental Authority. This Section 2.16(f) shall not be construed to require a Tax Indemnitee to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to any Loan Party or any other Person.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) without condition or deduction for any counterclaim, defense, recoupment or setoff prior to 2:00 p.m., on the date when due, in immediately available funds. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Office, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time prior to an exercise of remedies pursuant to Article VII (or prior to the date of termination of the Commitments in full and acceleration of the Loans pursuant to Article VII), insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) After the exercise of remedies provided for in Article VII (or after acceleration of the Loans pursuant to Article VII), any amounts received on account of the Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article II) payable to the Administrative Agent, the Arrangers, the Co-Documentation Agent and the Co-Syndication Agents in their capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and fees payable pursuant to Sections 2.11(a) and (b)) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

(d) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant in accordance with Section 9.04. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.05, 2.06, 2.17 or 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. The obligations of the Lenders hereunder to make Loans and to make payments are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payments.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, if any Lender fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, but excluding the consents required by, Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.04 (unless otherwise agreed by the Administrative Agent);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Exchange Notes.

(a) Subject to satisfaction of the provisions of this Section 2.19 and in reliance upon the representations and warranties of the Borrower herein set forth, on and after the 20th Business Day prior to the Rollover Date, each Lender will have the option to notify (an “Exchange Notice”) the Administrative Agent in writing of its request for senior unsecured exchange notes (individually, an “Exchange Note” and collectively, the “Exchange Notes”) in exchange for a like principal amount of all or a portion of its Loans hereunder. Each Lender’s Exchange Notice shall be irrevocable and shall specify the aggregate principal amount of Loans that such Lender desires to exchange for Exchange Notes pursuant to this Section 2.19, which shall be in a minimum amount of $1,000,000 (and integral multiples of $1,000 in excess thereof). Exchange Notes issued following the Rollover Date shall be issued with accrued interest from the most recent interest payment date under the Exchange Notes Indenture and the Lender receiving such Exchange Notes shall pay to the Borrower in Dollars on the date of issuance of any such Exchange Notes an amount equal to all accrued and unpaid interest thereon. Loans subject to an Exchange Notice shall be deemed to have been repaid for all purposes of this Agreement upon issuance of a like principal amount of Exchange Notes to such Lender in accordance with clause (c) below.

(b) Notwithstanding the foregoing, such Lender’s Loans shall only be exchanged for Exchange Notes hereunder upon the occurrence of an Exchange Trigger Event, notice of which shall be provided to the Borrower and all such Lenders by the Administrative Agent. Following notice of an Exchange Trigger Event, the Borrower shall from time to time exchange any Loan subject to an Exchange Notice for Exchange Notes on the date (any such date an “Exchange Date”) that is no later than the later of (i) the Rollover Date and (ii) the 10th Business Day after the Borrower’s receipt from the Administrative Agent of both such Exchange Notice and notice that the Exchange Trigger Event has occurred.

(c) On each Exchange Date, the Borrower shall execute and deliver, and cause the Exchange Note Trustee to authenticate and deliver, to each Lender or as directed by such Lender that has submitted an Exchange Notice for such Exchange Date, an Exchange Note in a principal amount equal to 100% of the aggregate principal amount of such Loan (or portion thereof) which is subject to such Exchange Notice. The Exchange Notes shall be governed by the Exchange Notes Indenture. Upon issuance of any Exchange Note to a Lender in accordance with this Section 2.19, a corresponding amount of the Loan of such Lender shall be deemed to have been repaid.

(d) The Borrower shall, as promptly as practicable after being requested to do so by the Arrangers pursuant to the terms of this Agreement and following the first Exchange Trigger Event, (i) select a bank or trust company reasonably acceptable to the Administrative Agent to act as Exchange Note Trustee, (ii) enter into the Exchange Notes Registration Rights Agreement and the Exchange Notes Indenture, (iii) if requested by the Arrangers, prepare an offering memorandum with respect to the Exchange Notes (including all financial statements and other information that would be required in a registration statement on Form S-3 (or, if the Borrower is not eligible to use Form S-3, on Form S-1) for an offering registered under the Securities Act) and update such offering memorandum from time to time to reflect material changes or developments with respect to the Borrower and its Subsidiaries, (iv) cause counsel to the Borrower to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type to be mutually agreed upon by the Borrower and the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery; validity; and enforceability of the Exchange Notes Indenture and the Exchange Notes Registration Rights Agreement referred to in clause (ii) above) and a customary 10b-5 letter with respect to any offering memorandum pursuant to clause (iii) above and cause the independent registered public accountants of the Borrower and the Acquired Business to render customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in such offering memorandum and (v) use commercially reasonable efforts to obtain public ratings for the Exchange Notes from each of Moody’s and S&P. The Exchange Note Trustee shall at all times be a bank or trust company organized and doing business under the laws of the United States or of any State or the District of Columbia and having a combined capital and surplus of not less than $50,000,000 which is authorized under the laws of its jurisdiction of incorporation to exercise corporate trust powers and is subject to supervision or examination by Federal, State or District of Columbia authority and which has an office or agency in New York, New York.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders as of date of this Agreement and as of the Closing Date that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Borrower and its Subsidiaries (other than Immaterial Subsidiaries and Inactive Subsidiaries) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. Schedule 3.01 hereto identifies each Subsidiary (other than Inactive Subsidiaries) on the date of the Original Interim Loan Agreement, if such Subsidiary is an Immaterial Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Borrower or any Subsidiary, of each Subsidiary (other than Immaterial Subsidiaries and Inactive Subsidiaries) are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Borrower or another Subsidiary on the date of the Original Interim Loan Agreement, are owned beneficially and of record, by the Borrower or a Subsidiary on the date of the Original Interim Loan Agreement free and clear of all Liens, other than Liens permitted under Section 6.02. As of the date of the Original Interim Loan Agreement, there are no outstanding commitments or other obligations of the Borrower or any wholly-owned Subsidiary (other than Inactive Subsidiaries) to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Borrower or any Subsidiary (other than Inactive Subsidiaries), except as disclosed on Schedule 3.01.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (B) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Statements; Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of the Borrower for each of the three fiscal years ended February 29, 2012 reported on by KPMG LLP, independent public accountants, which financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of such dates and for such periods in accordance with GAAP.

(b) Since February 29, 2012, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

SECTION 3.05. Properties.

(a) Each Loan Party has good and marketable title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters). There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all agreements and other instruments (excluding agreements governing Indebtedness) binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any other Loan Party is required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Loan Parties and each of its Subsidiaries has filed all Tax returns and reports required to have been filed (taking into account valid extensions) and has paid or caused to be paid all Taxes (including any Taxes payable in the capacity of a withholding agent) required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings (if such contest effectively suspends collection and enforcement of the contested obligation) and for which the Loan Parties or Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no current or proposed Tax audit, assessment, deficiency or other claim against any Loan Party or any Subsidiary that would reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

SECTION 3.10. Solvency. Immediately after the making of the Loans and any other borrowings to be made on the Closing Date and the application of the proceeds therefrom, the Borrower and its Subsidiaries, on a consolidated basis, are (or in the case of the representation made as of the date of this Agreement, will be) Solvent.

SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information and information of a general economic or general industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole and when taken together with the Borrower’s SEC filings at such time, contains as of the date such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.12. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13. PATRIOT Act. Each of the Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Act.

SECTION 3.14. OFAC. None of the Borrower, any Subsidiary nor, to the knowledge of the Borrower, any director or officer of the Borrower or any Subsidiary is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

SECTION 3.15. FCPA. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 3.16. Employee Benefit Plans. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) each employee benefit plan (within the meaning of Section 3(3) of ERISA), established or maintained by the Borrower or any of its Subsidiaries, is in compliance with all applicable Laws and (ii) no ERISA Event has occurred or is reasonably expected to occur.

ARTICLE IV

Conditions

SECTION 4.01. Conditions to the Closing Date. The obligations of the Lenders to make its Loans on the Closing Date are subject to each of the following conditions being satisfied on or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received a supplement to the Guarantee Agreement (in the form attached thereto) from each Subsidiary that has become a Guarantor under the Senior Secured Credit Agreement following the date of this Agreement;

(b) The Administrative Agent shall have received the executed legal opinion of Nixon Peabody LLP, U.S. counsel to the Borrower, dated as of the Closing Date, in the form of Exhibit G with appropriate insertions;

(c) The Administrative Agent shall have received such customary closing documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing in the jurisdiction of organization of the initial Loan Parties and the authorization of the Loan Documents by the Loan Parties and containing a certificate of a corporate secretary of the Borrower with a list of Persons entitled to execute the Loan Documents and provide notices hereunder, in each case, on behalf of the Loan Parties together with specimen signatures of such Persons;

(d) The Administrative Agent shall have received a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transactions in the form of Exhibit C, dated as of the Closing Date and executed by a Financial Officer of the Borrower;

(e) The Lenders shall have received on or prior to the Closing Date all documentation and other information reasonably requested in writing delivered to the Administrative Agent by them at least five Business Days prior to the Closing Date in order to allow the Lenders to comply with the Act;

(f) The Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Closing Date pursuant to the Bank Engagement Letter, the Fee Letter and the Agency Fee Letter, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower thereunder;

(g) The Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender requesting a Note at least five Business Days prior to the Closing Date;

(h) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Section 4.01 (j) and (k) have been satisfied;

(i) The Borrower shall have delivered to the Administrative Agent a Borrowing Request in accordance with Section 2.03;

(j) The Acquisition Agreement and such other agreements, instruments and documents relating to the Acquisition shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in any manner that is materially adverse to the Lenders without the prior written consent of the Arrangers (it being understood that any decrease in the consideration paid in connection with the Acquisition shall be deemed to be materially adverse to the Lenders). The Acquisition shall have been, or shall concurrently with the funding of the Loans be, consummated in accordance with the terms of the Acquisition Agreement;

(k) The representations and warranties of the Borrower set forth in the first sentence of Section 3.01, Section 3.02 (solely as it relates to the execution, delivery and performance of the Loan Documents), Section 3.03(a)and (b)(solely as they relate to the execution, delivery and performance of the Loan Documents), 3.08, 3.10, 3.12 and 3.13 of this Agreement shall be true and correct in all material respects (except to the extent that any representation and warranty that is qualified by materiality shall be true and correct in all respects), except where any representation and warranty is expressly made as of a specific earlier date, such representation and warranty shall be true in all material respects as of any such earlier date; and

(l) The Administrative Agent and the Arrangers shall have received a certificate, at least 15 days prior to the Closing Date, from a Responsible Officer of the Borrower setting forth the anticipated Closing Date (which certificate may not be provided prior to the receipt by the Borrower of the notice referred to in Section 3.1 of the Acquisition Agreement referred to in clause (i) of the definition thereof of the anticipated closing date of the GM Transaction Closing (as defined in the Acquisition Agreement)).

ARTICLE V

Affirmative Covenants

From and after the Closing Date until the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):

(a) as soon as available, but in any event within one hundred (100) days after the end of each fiscal year of the Borrower (or, if earlier, the 10th day after such financial statements are required to be filed with the SEC), the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) as soon as available, but in any event within fifty-five (55) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, the 10th day after such financial statements are required to be filed with the SEC), the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate executed by a Financial Officer of the Borrower certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any failure to comply with Section 6.09 (which certificate may be limited to the extent required by accounting rules or guidelines or by such accounting firm’s professional standards and customs of the profession);

(e) promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission;

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; and

(g) not later than 75 days after the Closing Date, all financial statements and pro forma financial information with respect to the Acquisition required by Item 9.01 of Form 8-K.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b), 5.01(e) and 5.01(g) shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on IntraLinks, SyndTrak or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers

shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02. Notice of Material Events. The Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the following:

(a) the occurrence of any continuing Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries and Inactive Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.10.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries and Inactive Subsidiaries) to, pay its obligations (other than Indebtedness), including Taxes (whether or not shown on a Tax return), before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted (if such contest effectively suspends collection and enforcement of the obligation (or Tax) in question) and (ii) the Loan Party or Subsidiary has set aside on its books reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries and Inactive Subsidiaries) to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent (at their sole cost and expense except during the occurrence and continuance of an Event of Default) or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its senior officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than once per year. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants.

SECTION 5.07. Compliance with Laws; Compliance with Agreements. The Borrower will, and will cause each of its Subsidiaries to, (i) comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements (other than in respect of Indebtedness) to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used to finance a portion of the Acquisition and to pay related fees, costs, and expenses. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Additional Guarantees.

In the event the Borrower (i) organizes or acquires any Subsidiary after the Closing Date that is not a Guarantor and such Subsidiary, directly or indirectly, provides a guarantee under the Senior Secured Credit Agreement or (ii) causes or permits any Subsidiary that is not a Guarantor to, directly or indirectly, guarantee obligations under the Senior Secured Credit Agreement, then, in each case the Borrower shall cause such Subsidiary to simultaneously execute and deliver a supplement to the Guarantee Agreement pursuant to which it will become a Guarantor (in each case, for the avoidance of doubt, only to the extent such Subsidiary is required to become a Guarantor under the Senior Secured Credit Agreement).

SECTION 5.10. Ratings. If requested by the Arrangers, the Borrower will use commercially reasonable efforts to cause Moody’s and S&P to each maintain a public rating of the Loans (but not any particular ratings level).

ARTICLE VI

Negative Covenants

From the Closing Date until the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders (it being understood that the covenants set forth in Section 6.01, 6.02(I), 6.03 (solely with respect to (x) Subsidiaries and (y) Section 6.03(b)(i)), 6.04, 6.05, 6.06, 6.07, 6.08 and 6.10 shall not apply at any time on or after the Rollover Date) that:

SECTION 6.01. Indebtedness. Until the Rollover Date, the Borrower will not create, incur, assume or permit to exist, and will not permit any Subsidiary to create, incur, assume or permit to exist, any Indebtedness, except:

(a) Indebtedness created under the Loan Documents and the Exchange Notes;

(b) Indebtedness existing on the date of the Original Interim Loan Agreement (other than Indebtedness under the Senior Secured Credit Agreement) and, to the extent in excess of $10,000,000 individually or $25,000,000 in the aggregate, set forth in Schedule 6.01 and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b) and Guarantees of any such Permitted Refinancing Indebtedness;

(c) Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Subsidiary that is not a Loan Party to the Borrower or any other Subsidiary, (iii) any Loan Party to any Subsidiary that is not a Loan Party; provided that all such Indebtedness permitted under this subclause (iii) shall be subordinated to the Obligations of the issuer of such Indebtedness;

(d) Guarantees of Indebtedness (i) of any Loan Party by any other Loan Party, (ii) of any Foreign Subsidiary by the Borrower or any other Subsidiary and (iii) of any other Person by the Borrower or any Subsidiary, provided that Guarantees shall be permitted to be incurred pursuant to this subclause (iii) only if at the time such Guarantee is incurred the aggregate principal amount of Indebtedness Guaranteed pursuant to this subclause (iii) at such time (including such newly Guaranteed Indebtedness) would not exceed $75,000,000;

(e) Indebtedness incurred to finance the acquisition, lease, construction, repair, maintenance, replacement, installation or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or lease or the completion of such construction, repair, maintenance, replacement, installation or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $200,000,000 at any time outstanding;

(f) Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business, including in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers, workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(g) Indebtedness incurred pursuant to Permitted Receivables Facilities so long as the aggregate principal amount of Attributable Receivables Indebtedness in respect thereof does not exceed $250,000,000 at any time outstanding;

(h) Indebtedness of Foreign Subsidiaries, provided that Indebtedness shall be permitted to be incurred pursuant to this clause (h) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h) at such time (including such Indebtedness) would not exceed $150,000,000 (or the spot rate equivalent thereof at the time of incurrence of such Indebtedness in such other currency as reasonably determined by the Borrower);

(i) Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(j) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business, including guarantees or obligations of any Subsidiary with respect to letters of credit, bank guarantees or similar instruments supporting such obligation, in each case, not in connection with Indebtedness for money borrowed;

(k) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.05 or 6.10;

(l) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, purchase or redemption, or to finance the cancellation, purchase or redemption, of Equity Interests of the Borrower permitted by Section 6.04;

(m) Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements in each case in connection with deposit accounts;

(n) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness supported by a letter of credit under the Senior Secured Credit Agreement, in a principal amount not to exceed the face amount of such letter of credit;

(p) additional Indebtedness of any of the Loan Parties with no required principal payments prior to the Final Maturity Date (other than pursuant to change of control offers and asset sale proceeds offers that the Borrower determines in good faith to be customary for high yield debt securities) so long as the Borrower applies the proceeds therefrom to repay Loans promptly upon receipt thereof;

(q) other Indebtedness of Borrower and its Subsidiaries; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (q) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (q) at such time (including such Indebtedness) would not exceed $100,000,000;

(r) Indebtedness in the form of Guarantees of Indebtedness of joint ventures; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (r) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (r) at such time (including such Indebtedness) would not exceed $50,000,000;

(s) Indebtedness in respect of judgments, decrees, attachments or awards not constituting an Event of Default under clause (k) of Article VII;

(t) Indebtedness under the Senior Secured Credit Agreement in respect of (i)the Term A Loans and Term A-1 Loans, in each case, borrowed on the Closing Date (as defined in the Senior Secured Credit Agreement), (ii)the Term A-2 Loans and any additional amounts borrowed on or prior to the Closing Date to finance a portion of the Acquisition (so long as the amount of the Bridge B Commitments funded on the Closing Date was correspondingly reduced as a result thereof) or borrowed following the Closing Date for purposes of repaying the Bridge B Loans and (iii)the Revolving Commitments established on the Closing Date (as such terms are defined in the Senior Secured Credit Agreement); provided that in the case of this clause (iii), if any borrowing is made under the Revolving Commitments following the Closing Date and at such time (x) the aggregate amount of unused Revolving Commitments under the Senior Secured Credit Agreement is less than $650,000,000 and (y) any Bridge B Loans are outstanding at such time, the proceeds of such borrowing are promptly applied to repay Bridge B Loans;

(u) Indebtedness in the form of reimbursements owed to officers, directors, consultants and employees;

(v) Indebtedness incurred under industrial revenue bonds or other qualified tax exempt bond financings and Permitted Refinancing Indebtedness in respect thereof in an aggregate principal amount not to exceed $25,000,000 at any time outstanding pursuant to this clause (v);

(w) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business; and

(x) Indebtedness of Foreign Subsidiaries borrowed on or prior to the Closing Date to finance a portion of the Acquisition (so long as the amount of the Bridge B Commitments funded on the Closing Date was correspondingly reduced as a result thereof) or borrowed following the Closing Date for purposes of repaying the Bridge B Loans.

Each category of Indebtedness (other than Indebtedness under the Loan Documents which shall at all times be deemed to be outstanding pursuant to clause (a)) set forth above shall be deemed to be cumulative and for purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above, the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses.

SECTION 6.02. Liens.

(I)	Until the Rollover Date, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) Liens on Equity Interests of any Subsidiary and Indebtedness of the Borrower and any of its Subsidiaries securing Indebtedness permitted by Section 6.01(i), (m) and (t);

(c) any Lien on any Property of the Borrower or any Subsidiary existing on the date of the Original Interim Loan Agreement and, to the extent securing obligations in an individual amount in excess of $10,000,000 or an aggregate amount in excess of $25,000,000, set forth in Schedule 6.02 and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the date of this Agreement and any Permitted Refinancing Indebtedness in respect thereof;

(d) any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the date of this Agreement prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and Permitted Refinancing Indebtedness in respect thereof;

(e) Liens on fixed or capital assets acquired, leased, constructed, repaired, maintained, replaced, installed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 6.01) are incurred prior to or within two hundred seventy (270) days after such acquisition or lease or the completion of such construction, repair, maintenance or replacement or installation or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, leasing, constructing, repairing, maintaining, replacing, installing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Borrower or any Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(f) rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g) Liens on Receivables and Permitted Receivables Facility Assets securing Indebtedness arising under Permitted Receivables Facilities;

(h) Liens on assets of a Foreign Subsidiary securing Indebtedness of such Subsidiary pursuant to Section 6.01;

(i) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.10 including customary rights and restrictions contained in such agreements;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement;

(n) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;

(o) rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(p) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Subsidiary;

(q) Liens on equipment owned by the Borrower or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(r) any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a joint venture;

(s) Liens not otherwise permitted by this Section 6.02, provided that a Lien shall be permitted to be incurred pursuant to this clause (s) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (s) would not exceed $50,000,000;

(t) Liens on any Property of (i) any Loan Party in favor of any other Loan Party and (ii) any Subsidiary that is not a Loan Party in favor of the Borrower or any other Subsidiary; and

(u) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(w) Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

(x) Liens securing insurance premiums financing arrangements; provided that such Liens secure only the applicable unpaid insurance premiums and attach only to the proceeds of the applicable insurance policy;

(y) any purchase option or similar right on securities held by the Borrower or any of its Subsidiaries in any joint venture which option or similar right is granted to a third-party who holds securities in such joint venture;

(z) Liens securing obligations owing under and in connection with industrial revenue bonds and other qualified tax exempt financings permitted by Section 6.01(v) and extending only to the properties subject to such financings;

(aa) CoBank’s statutory Lien in the CoBank Equities (as defined in the Senior Secured Credit Agreement); and

(II)	From and after the Rollover Date, the Borrower will not, and will not permit any Subsidiary to issue, assume or guarantee any Funded Debt that is secured by a mortgage, pledge, security interest or other Lien or encumbrance upon or with respect to any Principal Property or on the Capital Stock of any Subsidiary that owns a Principal Property unless:

(i) the Borrower secures the Obligations equally and ratably with (or prior to) any and all Funded Debt secured by that Lien, or

(ii) in the case of Funded Debt other than Capital Markets Debt, immediately after giving effect to the granting of any such Lien and the incurrence of any Funded Debt in connection therewith, the Borrower’s Consolidated Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0; provided that nothing contained in the foregoing shall prevent, restrict or apply to, the following:

(a) Liens existing as of the date of this Agreement (excluding Liens securing the Senior Secured Credit Agreement) on any Property or assets owned or leased by the Borrower or any Subsidiary;

(b) Liens securing any obligations under the Senior Secured Credit Agreement in an amount not to exceed the maximum amount permitted to be outstanding under the Senior Secured Credit Agreement on the date of this Agreement (including the incremental credit facilities contemplated thereunder);

(c) Liens on Property or assets of, or any shares of stock securing Funded Debt of, any corporation or other Person existing at the time such corporation or other Person becomes a Subsidiary;

(d) Liens on Property, assets or shares of stock securing Funded Debt existing at the time of an acquisition, including an acquisition through merger or consolidation, and Liens to secure Funded Debt incurred prior to, at the time of or within 180 days after the later of the completion of the acquisition, or the completion of the construction and commencement of the operation of any such Property, for the purpose of financing all or any part of the purchase price or construction cost of that Property;

(e) Liens on any Property or assets to secure all or any portion of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such Property or assets, or to secure Funded Debt incurred prior to, at the time of or within 180 days after the completion of such development, operation, construction, alteration, repair or improvement for the purpose of financing all or any part of such costs;

(f) Liens in favor of, or which secure Funded Debt owing to, the Borrower or a Subsidiary;

(g) Liens arising from the assignment of moneys due and to become due under contracts between the Borrower or any Subsidiary and the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof; or Liens in favor of the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute, or pursuant to the provisions of any contract not directly or indirectly in connection with securing any Funded Debt;

(h) Liens arising by reason of any attachment, judgment, decree or order of any court or other governmental authority, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been initiated for review of such attachment, judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired;

(i) any deposit or pledge as security for the performance of any bid, tender, contract, lease or undertaking not directly or indirectly in connection with the securing of any Funded Debt; any deposit or pledge with any governmental agency required or permitted to qualify the Borrower or any Subsidiary to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to worker’s compensation, unemployment insurance, pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings; deposits or pledges to obtain the release of mechanics’ worker’s, repairmen’s, materialmen’s or warehousemen’s liens on the release of property in the possession of a common carrier; any security interest created in connection with the sale, discount or guarantee of notes, chattel mortgages, leases, accounts receivable, trade acceptances or other paper, or contingent repurchase obligations, arising out of sales of merchandise in the ordinary course of business; liens for taxes not yet due and payable or being contested in good faith; any deposit or pledge in connection with appeal or surety bonds; or other deposits or pledges similar to those referred to in this clause (i);

(j) Liens created after the date of this Agreement on Property leased to or purchased by the Borrower or any Subsidiary after that date and securing, directly or indirectly, obligations issued by a State, a Territory or a possession of the United States of America, or any political subdivision of any of the foregoing, or the District of Columbia, to finance the cost of acquisition or cost of construction of such Property;

(k) Liens arising from surveys exceptions, title defects, encumbrances, easements, reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph or telephone lines and other similar purposes or zoning or other restrictions as to the use of real property not interfering with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(l) Liens arising by operation of law in favor of mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

(m) Liens arising from zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased Property, with or without consent of the lessee), none of which materially impairs the use of any parcel of Property material to the operation of the business of the Borrower or any Subsidiary or the value of such Property for the purpose of such business; or

(n) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any Lien referred to in subparagraphs (a) through (m) above or the Funded Debt secured thereby; provided, that (1) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same Property or assets or shares of stock that secured the Lien extended, renewed, substituted or replaced (plus improvements on such Property and any other Property or assets not then constituting a Principal Property) and (2) the Funded Debt secured by such Lien at such time is not increased.

SECTION 6.03. Fundamental Changes.

The Borrower will not, and, prior to the Rollover Date, will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(a) any Subsidiary may be merged or consolidated with or into any Person (including another Subsidiary) and any Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment not then prohibited by Section 6.05 or Disposition not then prohibited by Section 6.10;

(b) (i)prior to the Rollover Date, the Borrower may be consolidated with or merged into any newly formed corporation organized under the laws of the United States or any State thereof (solely for changing its jurisdiction of incorporation) and (ii)from and after the Rollover Date, the Borrower may be consolidated with or merged into any corporation organized under the laws of the United States or any State thereof; provided that, in the case of each of subclauses (i) and (ii) simultaneously with such transaction, the Person formed by such consolidation or into which the Borrower is merged shall expressly assume all obligations of the Borrower under this Agreement;

(c) any Inactive Subsidiary or Immaterial Subsidiary may merge into or consolidate with another Immaterial Subsidiary or Inactive Subsidiary; and

(d) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in its best interests and not materially adverse to the Lenders and, if such Subsidiary is a Loan Party, such Loan Party’s assets and property are transferred to another Loan Party.

In connection with clauses (a) and (c) above, the Borrower shall comply with the provisions of Section 5.09 to the extent any surviving entity in any such transaction becomes a guarantor under the Senior Secured Credit Agreement.

SECTION 6.04. Restricted Payments. Until the Rollover Date, the Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) The Borrower may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in additional shares of Qualified Equity Interests or options to purchase Qualified Equity Interests;

(b) Subsidiaries may declare and make Restricted Payments with respect to their Equity Interests (including PECs);

(c) the Borrower may make Restricted Payments in respect of any stock appreciation rights, stock options, restricted stock, restricted stock units, performance share units or other stock-based awards,

under any stock option plan, incentive plan, compensation plan or other benefit plan for present or former officers, directors, consultants or employees of the Borrower, its Subsidiaries and joint ventures so long as no Default shall have occurred and be continuing or would result therefrom;

(d) [Reserved];

(e) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.03 and Section 6.07 (other than Section 6.07(d));

(f) repurchases of Equity Interests in the Borrower or any Subsidiary that occur or are deemed to occur in connection with any stock appreciation rights, stock options, restricted stock, restricted stock units, performance share units or other stock-based awards under any stock option plan, incentive plan, compensation plan or other benefit plan for present or former officers, directors, consultants or employees of the Borrower, its Subsidiaries and joint ventures or repurchases of Equity Interests in the Borrower or any Subsidiary that occur or are deemed to occur upon exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of such options or warrants;

(g) [Reserved];

(h) [Reserved];

(i) so long as no Default has occurred and is continuing, the Borrower and its Subsidiaries may make other Restricted Payments of up to $50,000,000;

(j) [Reserved]; and

(k) the Borrower may cancel or terminate any warrants, options, stock appreciation rights, restricted stock, restricted stock units, performance share units, other stock-based awards or any other rights to acquire Qualified Equity Interests in exchange for cash or the issuance of any other warrants, options, stock appreciation rights, restricted stock, restricted stock units, performance share units, other stock-based awards or rights to acquire Qualified Equity Interests.

SECTION 6.05. Investments. Until the Rollover Date, the Borrower will not, and will not allow any of its Subsidiaries to make or hold any Investments, except:

(a) Investments by the Borrower or a Subsidiary in cash and Cash Equivalents;

(b) Investments in the Borrower or any Subsidiary and the reclassification or conversion of any such Investments to debt or equity or any combination thereof;

(c) the Acquisition;

(d) Investments by any joint venture;

(e) Investments in Persons that are joint ventures on the date of this Agreement in an aggregate amount not to exceed $50,000,000 outstanding at any time with respect to all such Investments made pursuant to this clause (e) following the date of this Agreement;

(f) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(g) (i) Investments existing or contemplated on the date of the Original Interim Loan Agreement and, to the extent in excess of $10,000,000 individually or $25,000,000 in the aggregate, set forth on Schedule 6.05(g) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date of this Agreement by the Borrower or any Subsidiary in the Borrower or any other Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;

(h) Investments in Swap Agreements permitted under Section 6.01(i);

(i) Investments in the ordinary course of business in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties;

(j) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(k) Investments in the ordinary course of business consisting of the licensing or contribution of intellectual property pursuant to development, marketing or manufacturing agreements or arrangements or similar agreements or arrangements with other Persons;

(l) advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(m) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Borrower;

(n) [Reserved];

(o) [Reserved];

(p) customary Investments in connection with Permitted Receivables Facilities;

(q) other Investments in an aggregate amount not to exceed $50,000,000;

(r) the Borrower and its Subsidiaries may purchase inventory and other Property to be used or sold in the ordinary course of business and make capital expenditures;

(s) loans or advances to officers, directors, consultants and employees of the Borrower and its Subsidiaries for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and in connection with such Person’s purchase of Equity Interests of the Borrower;

(t) Investments held by a Subsidiary acquired after the date of this Agreement or of a corporation merged into the Borrower or merged or consolidated with any Subsidiary after the date of this Agreement that were not made in contemplation of such acquisition or merger;

(u) Investments in the CoBank Equities (as defined in the Senior Secured Credit Agreement) and any other stock or securities of, or Investments in, CoBank or its investment services or programs; and

(v) the transfer of Equity Interests of Schenley Distilleries Inc. to the Borrower or any Subsidiary of the Borrower.

SECTION 6.06. Prepayments of Specified Indebtedness. Until the Rollover Date, the Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Specified Indebtedness or make any payment in violation of any subordination terms of any Specified Indebtedness, except for payments in respect of Specified Indebtedness owed to the Borrower or any Subsidiary.

SECTION 6.07. Transactions with Affiliates. Until the Rollover Date, the Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained on an arm’s-length basis from unrelated third parties;

(b) transactions between or among the Borrower and its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction so long as such transaction does not involve any other Affiliate;

(c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants and employees of the Borrower or any Subsidiary and employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Borrower or its Subsidiaries; provided that during any period that the Borrower is a public company regulated by, and required to file regular periodic reports with, the SEC, any compensation paid to any director or executive officer of the Borrower or any Subsidiary which has been specifically approved by the Board of Directors of the Borrower (or by the Human Resources Committee of the Board of Directors of the Borrower or other committee responsible for such approval) during such period will be deemed to be reasonable for purposes of this clause (c);

(d) Restricted Payments permitted under Section 6.04;

(e) the issuance of Qualified Equity Interests of the Borrower and the granting of registration or other customary rights in connection therewith;

(f) transactions with joint ventures that are Affiliates solely as a result of the Borrower’s or a Subsidiary’s Control over such joint venture;

(g) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business;

(h) split-dollar life insurance agreements with Affiliates, so long as the aggregate amount of premiums payable by the Borrower during any fiscal year pursuant to such agreements shall not exceed $2,000,000 in the aggregate;

(i) loans and advances to officers, directors, consultants and employees in the ordinary course of business; and

(j) transactions effected as part of a Permitted Receivables Facility with a Receivables Entity.

SECTION 6.08. Restrictive Agreements. Until the Rollover Date, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary that is not a Guarantor to pay dividends or other distributions with respect to holders of its Equity Interests; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by law or by the Senior Secured Credit Agreement, this Agreement, the Exchange Notes Indenture and any Permitted Refinancing Indebtedness in respect thereof, (ii) prohibitions, restrictions and conditions existing on the date of this Agreement (or any extension, refinancing, replacement or renewal thereof or any amendment or modification thereto that is not, taken as a whole, materially more restrictive (in the good faith determination of the Borrower) than any such restriction or condition), including, but not limited to prohibitions, restrictions and conditions imposed by the Existing Senior Notes and any Permitted Refinancing Indebtedness incurred with respect thereto, (iii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.10 with respect to the Property subject to such Disposition, (iv) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (v) agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower or any permitted extension, refinancing, replacement or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not, take as a whole, materially more restrictive (in the good faith determination of the Borrower) than such agreement or arrangement, (vi) prohibitions, restrictions and conditions set forth in Indebtedness of a Subsidiary that is not a Loan Party which is permitted by this Agreement, (vii) restrictions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (viii) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Subsidiaries incurring or Guaranteeing such Indebtedness, (ix) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (x) customary provisions in leases restricting the assignment or subletting thereof, (xi) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (xii) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xiii) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the Property subject thereto, (xiv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (xv) any limitation or prohibition on the disposition or distribution of assets or property in asset sale agreements, stock sale agreements and other similar agreements, which limitation or prohibition is applicable only to the assets that are the subject of such agreements and (xvi) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

SECTION 6.09. Sale and Leasebacks. From and after the Rollover Date, the Borrower will not, and will not permit any Subsidiary to, enter into any arrangement with any Person (other than the Borrower or any Subsidiary) whereby the Borrower or a Subsidiary agrees to lease any Principal Property (except for leases for a term of not more than three years) which has been or is to be sold or transferred more than 120 days after the later of (i) such Principal Property having been acquired by the Company or a Subsidiary and (ii) completion of construction and commencement of full operation thereof, by the Company or a Subsidiary to that Person unless (a) the net proceeds to the Company or a Subsidiary from the sale or transfer equal or exceed the fair value, as determined by the Board of Directors of the Borrower, of the Principal Property so leased, (b) immediately after giving effect to such Sale and Leaseback Transaction, the Company’s Consolidated Fixed Charge Coverage Ratio would be greater than 2.0 to 1.0, or (c) the Company, within 120 days after the effective date of the Sale and Leaseback Transaction, applies an amount equal to the fair value as determined by the Borrower’s Board of Directors of the Principal Property so leased to (x) the prepayment or retirement of the Company’s Funded Debt, which may include the Loans or (y) the acquisition of additional real property for the Borrower or any Subsidiary. A Sale and Leaseback Transaction shall not include any such arrangement for financing air, water or noise pollution control facilities or sewage or solid waste disposal facilities or involving industrial development bonds which are tax-exempt pursuant to Section 103 of the Code (or which receive similar tax treatment under any subsequent amendments thereto or successor laws thereof).

SECTION 6.10. Dispositions. Until the Rollover Date, the Borrower will not, and will not permit any Subsidiary to, make any Disposition, except:

(a) Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiaries, in each case, in the ordinary course of business;

(b) Dispositions of inventory and immaterial assets, in each case, in the ordinary course of business;

(c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(d) Dispositions of Property to the Borrower or to a Subsidiary;

(e) (i) Dispositions permitted by Sections 6.04 and 6.05 and (ii) Liens permitted by Section 6.02 and (iii) Dispositions of Receivables and Permitted Receivables Related Assets in connection with Permitted Receivables Facilities;

(f) Dispositions of cash and Cash Equivalents;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries;

(i) transfers of Property to the extent subject to Casualty Events;

(j) Dispositions of other Property by the Borrower and its Subsidiaries with an aggregate fair market value (as determined in good faith by the Borrower) for all such Dispositions in any fiscal year not to exceed $100,000,000;

(k) Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in its best interests and not materially adverse to the Lenders and, if such Subsidiary is a Loan Party, such Loan Party’s assets and property are transferred to another Loan Party; and

(m) sale and leasebacks of properties acquired following the date of this Agreement within 180 days of the acquisition thereof;

provided that for the purpose of making all calculations under Section 6.10(j), the Borrower shall use the fair market value of such Property at the time of such Disposition in the good faith determination of the Borrower.

ARTICLE VII

Events of Default

If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days (or from and after the Rollover Date, such failure shall continue unremedied for a period of thirty (30) days);

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 2.19, 5.02(a), 5.03(i) or Article VI; provided, in the case of any such failure following the Rollover Date, such failure shall continue unremedied for a period of 90 days (or, in the case of a failure to comply with Section 2.19, five days) after written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(e) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days (or, in the case of any such failure following the Rollover Date, (i)except in the case of a failure to perform any covenant in Section 5.01, 90 days and (ii)in the case of a failure to perform any covenant in Section 5.01, 180 days) after written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f) the failure by the Borrower or any Significant Subsidiary to make any payment, on or before the end of the applicable grace period, after the maturity of any Indebtedness of the Borrower or any Significant Subsidiary with an aggregate principal amount then outstanding in excess of $100,000,000 or the acceleration of indebtedness of the Borrower with an aggregate principal amount then outstanding in excess of $100,000,000 as a result of a default with respect to such indebtedness, and, in the case of any such failure following the Rollover Date, such indebtedness, in either case, is not discharged or such acceleration shall not have been cured, waived, rescinded or annulled within a period of 30 days after the Borrower has received written notice thereof from the Administrative Agent or the Required Lenders.

(g) [Reserved];

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) [Reserved];

(k) prior to the Rollover Date, one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower, any Significant Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be paid, bonded or effectively stayed;

(l) [Reserved];

(m) [Reserved];

(n) the Guarantee Agreement shall cease, for any reason, to be in full force and effect with respect to any Significant Subsidiary or any Loan Party or any Affiliate of a Loan Party shall so assert,

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything in this Article VII to the contrary, the Commitments may not be terminated pursuant to this Article VII prior to the Closing Date and the funding of the Loans to occur on such date.

ARTICLE VIII

The Administrative Agent

(a) Each of the Lenders hereby irrevocably appoints Bank of America as its agent and authorizes Bank of America to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall have no rights as a third party beneficiary of any of such provisions, except as expressly set forth in subparagraph (f) below.

(b) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan

Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or by the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided herein) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and (unless an Event of Default under clause (a) or (b), (h) or (i) of Article VII shall have occurred and be continuing) with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(h) To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (h). The agreements in this clause (h) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(i) The Lenders irrevocably agree that any Guarantor shall be automatically released from its obligations under the Guarantee Agreement if such Person ceases to be a guarantor of the Senior Secured Credit Agreement.

Upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guarantee Agreement pursuant to this clause (i). In each case as specified in this clause (i), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this clause (i).

Anything herein to the contrary notwithstanding, none of the “arrangers,” “bookrunning managers”, “co-documentation agents” or “co-syndication agent” listed on the cover page hereof shall have any duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Any right given to any Arranger hereunder may be exercised or not exercised in such Arranger’s sole discretion and is for the benefit of such Arranger and not any other Person.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE INFORMATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, any Arranger or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, the Administrative Agent’s or any Arranger’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower unless due to such Person’s gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document (nor, prior to the first Exchange Date, the Exchange Notes Indenture) nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly affected thereby, it being understood that the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(c) or to waive any obligation of the Borrower to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (iv) change Section 2.17(b), (c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender or (vi) release all or substantially all of the Guarantors from their obligations under the Guarantee Agreement, without the written consent of each Lender or (vii) amend Section 2.19 in a manner that would materially increase the restrictions on exchanging Loans for Exchange Notes without the consent of each Lender; provided that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, (2) no such agreement shall amend, modify or otherwise affect the rights or duties of any Arranger hereunder without the prior written consent of such Arranger and (3) the Administrative Agent and the Borrower may, with the consent of the other but without the consent of any other Person, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical or technical error, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of a single counsel for the Arrangers and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof and any issuance or proposed issuance of Exchange Notes (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (limited to the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and the Lenders, which counsel shall be selected by the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction, regulatory counsel and one additional counsel for the affected parties in the event of a conflict of interest)), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Arrangers, the Co-Documentation Agents, the Co-Syndication Agents and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees selected by the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each affected Indemnitee in the event of a conflict of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by a Borrower, its equityholders or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees or Controlling Persons.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under clause (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided, that this clause (d) shall in no way limit the Borrower’s indemnification obligations set forth in clauses (a) and (b) of this Section 9.03.

(e) All amounts due under this Section shall be payable not later than 60 days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

SECTION 9.04. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Arrangers and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments of any Class and the Loans at the time owing to it of any Class or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(b) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations between separate Classes on a non-pro rata basis;

(iii) Required Consents. The consent of (i) the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment or Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund and (ii) the Borrower shall be required in the case of an assignment of a Commitment (but not a Loan) (x) to a Person that is not a Qualified Replacement Lender or (y) by an Initial Lender if, immediately after giving effect to such assignment, such Initial Lender and its Affiliates would, in the aggregate, hold less than 20% of the aggregate amount of all Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and interest thereon of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of the first proviso in Section 9.02(b) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Sections 2.17 and 2.18 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest thereon of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the Participant for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the Participant’s right to a greater payment results from a Change in Law after the Participant becomes a Participant.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements referred to herein (solely with respect to the parties thereto) constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (including the Original Interim Loan Agreement and First A&R Interim Loan Agreement). The parties agree that nothing in the Bank Engagement Letter, the Fee Letter, the Agency Fee Letter or any other agreement among any of the parties hereto existing on the date of this Agreement contains any provisions that (i) imposes or would impose any additional conditions to the availability of the Loans or (ii) reduce the Commitment of any Lender, in each case, other than the terms specifically set forth in this Agreement. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff.

(a) If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b) To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby); provided that, for purposes of Section 4.01(j), any determination as to whether there has been any amendment or waiver under the Acquisition Agreement of your obligations to close the Acquisition shall be determined in accordance with the laws of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall have agreed to keep such Information confidential or shall be under a professional obligation to keep such Information confidential, in each case, on terms at least as restrictive as those set forth in this Section), (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process provided, that to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrower may seek, at the Borrower’s sole expense, a protective order or other appropriate remedy, (d) to any other party hereto, (e) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. No Fiduciary Duty. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, the Co-Documentation Agents and the Co-Syndication Agents are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Co-Documentation Agents and the Co-Syndication Agents, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger, each Co-Documentation Agent, each Co-Syndication Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger, Co-Documentation Agent, Co-Syndication Agent or Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Co-Documentation Agents, the Co-Syndication Agents, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger, Co-Documentation Agent, Co-Syndication Agent or Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, the Co-Documentation Agents, the Co-Syndication Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSTELLATION BRANDS, INC.

By:	/s/ David E. Klein
Name: David E. Klein
Title: Senior Vice President and Treasurer

[Signature Page to 2nd A&R Interim Loan Agreement]

BANK OF AMERICA, N.A., individually as a Lender and as Administrative Agent

By:	/s/ Adam Cady
Name: Adam Cady
Title: Managing Director

[Signature Page to 2nd A&R Interim Loan Agreement]

JPMORGAN CHASE BANK, N.A., individually as a Lender

By:	/s/ Tony Wong
Name: Tony Wong
Title: Vice President

[Signature Page to 2nd A&R Interim Loan Agreement]

THE BANK OF TOKYO MITSUBISHI UFJ, LTD., individually as a Lender

By:	/s/ Thomas Danielson
Name: Thomas Danielson
Title: Authorized Signatory

[Signature Page to 2nd A&R Interim Loan Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, individually as a Lender

By:	/s/ Joseph Sheehan
Name: Joseph Sheehan
Title: Managing Director

[Signature Page to 2nd A&R Interim Loan Agreement]

WELLS FARGO BANK, National Association, individually as a Lender

By:	/s/ George A. Ways
Name: George A. Ways
Title: SVP

[Signature Page to 2nd A&R Interim Loan Agreement]

WF INVESTMENT HOLDINGS, LLC, individually as a Lender

By:	/s/ Scott M. Yarbrough
Name: Scott M. Yarbrough
Title: Managing Director

[Signature Page to 2nd A&R Interim Loan Agreement]

BARCLAYS BANK PLC, individually as a Lender

By:	/s/ Jean-Francois Astier
Name: Jean-Francois Astier
Title: Managing Director

[Signature Page to 2nd A&R Interim Loan Agreement]

COÖPERATIEVE CENTRALE RAIFFEISEN - BOERELEBANK, B.A. “RABOBANK NEDERLAND,” NEW YORK BRANCH,
individually as a Lender

By:	/s/ Anne Greven
Name: Anne Greven
Title: Managing Director

COÖPERATIEVE CENTRALE RAIFFEISEN - BOERELEBANK, B.A. “RABOBANK NEDERLAND,” NEW YORK BRANCH, individually as a Lender

By:	/s/ Christopher Hartofilis
Name: Christopher Hartofilis
Title: Vice President

[Signature Page to 2nd A&R Interim Loan Agreement]

Schedule 2.01

Commitments

Lender	Bridge A Commitment
Bank of America, N.A.	$578,125,000
JPMorgan Chase Bank, N.A.	578,125,000
Coöperatieve Centrale Raiffeisen- Boerenleenbank B.A. “Rabobank Nederland”, New York Branch	277,500,000
Barclays Bank PLC	185,000,000
WF Investment Holdings, LLC	138,750,000
The Bank of Tokyo Mitsubishi UFJ, Ltd.	46,250,000
HSBC Bank USA, National Association	46,250,000

Total	$1,850,000,000

Lender	Bridge B Commitment
Bank of America, N.A.	$789,062,500
JPMorgan Chase Bank, N.A.	789,062,500
Coöperatieve Centrale Raiffeisen- Boerenleenbank B.A. “Rabobank Nederland”, New York Branch	378,750,000
Barclays Bank PLC	252,500,000
Wells Fargo Bank, N.A.	189,375,000
The Bank of Tokyo Mitsubishi UFJ, Ltd.	63,125,000
HSBC Bank USA, National Association	63,125,000

Total	$2,525,000,000

Schedule 3.01

Subsidiaries1,2,3

Name	Jurisdiction of Incorporation or Formation	Percentage of issued and outstanding Equity Interests Owned by Borrower and its Subsidiaries	Nature of Issued and Outstanding Interests	Type of Subsidiary
ALCOFI INC.	New York	100% of all Equity interests	N/A
Constellation Beers Ltd.	Maryland	100% of all Equity Interests	N/A
Constellation Leasing, LLC	New York	100% of all Equity Interests	N/A
Constellation Services LLC	Delaware	100% of all Equity Interests	N/A
Constellation Brands U.S. Operations, Inc. (f/k/a Constellation Wines U.S., Inc.)	New York	100% of all Equity Interests	N/A
Franciscan Vineyards, Inc.	Delaware	100% of all Equity Interests	N/A
Robert Mondavi Investments	California	100% of all Equity Interests	N/A
Constellation Brands SMO, LLC (f/k/a Spirits Marque One LLC)	Delaware	100% of all Equity Interests	N/A
Constellation International Holdings Limited	New York	100% of all Equity Interests	N/A
CWI Holdings LLC	New York	100% of all Equity Interests	N/A
3112751 Nova Scotia Company	Nova Scotia	100% of all Equity Interests	N/A

[1]	The Borrower has commitments and obligations to issue shares of its capital stock under certain stock option plans, incentive plans, compensation plans, employee stock purchase plans and other stock-based plans, each of which is publicly filed, and options and other rights to acquire shares of capital stock of the Borrower are held by various Persons pursuant to such plans. As set forth in the Borrower’s Certificate of Incorporation, as amended, which has been publicly filed, shares of Class B common stock and Class 1 common stock of the Borrower are convertible into shares of Class A common stock of the Borrower.
[2]	In certain cases, the registered owner may have preemptive rights in the shares of the Subsidiary.
[3]	Constellation Capital LLC and 3112751 Nova Scotia Company are parties to a Subscription Agreement under which Constellation Capital LLC may acquire certain shares of 3112751 Nova Scotia Company.

Name	Jurisdiction of Incorporation or Formation	Percentage of issued and outstanding Equity Interests Owned by Borrower and its Subsidiaries	Nature of Issued and Outstanding Interests	Type of Subsidiary
CB International Finance S.a.r.l.	Luxembourg	100% of all Equity Interests	N/A
CB Nova Scotia ULC	Nova Scotia	100% of all Equity Interests	N/A
Constellation Canada Limited Partnership	Ontario	100% of all Equity Interests	N/A
Constellation Brands New Zealand Limited (f/k/a Constellation New Zealand Limited)	New Zealand	100% of all Equity Interests	N/A
Nobilo Holdings	New Zealand	100% of all Equity Interests	N/A
Ruffino S.r.l.	Italy	100% of all Equity Interests	N/A
Constellation Brands Schenley, Inc. (f/k/a Schenley Distilleries Inc. / Les Distilleries Schenley Inc.)	Canada	100% of all Equity Interests	N/A
Tenimenti Ruffino S.r.l.	Italy	100% of all Equity Interests	N/A
Constellation Brands Canada, Inc. (f/k/a Vincor International Inc.)	Canada	100% of all Equity Interests	N/A
Constellation Brands Québec, Inc. / Marques Constellation Québec, Inc. (f/k/a Vincor (Québec) Inc.)	Québec	100% of all Equity Interests	N/A
Constellation Trading Company, Inc.	New York	100% of all Equity Interests	N/A	Immaterial Subsidiary[4]
Inniskillin Wines Inc.	Ontario	100% of all Equity Interests	N/A	Immaterial Subsidiary
Nobilo Vintners Limited	New Zealand	100% of all Equity Interests	N/A	Immaterial Subsidiary
Spagnol’s Wine & Beer Making Supplies Ltd.	Canada	100% of all Equity Interests	N/A	Immaterial Subsidiary
The Hogue Cellars, Ltd.	Washington	100% of all Equity Interests	N/A	Immaterial Subsidiary[4]
Constellation Brands International IBC, Inc. (f/k/a Vincor International IBC Inc.)	Barbados	100% of all Equity Interests	N/A	Immaterial Subsidiary

[4]	The Borrower will cause this Subsidiary to become a Guarantor.

Schedule 3.06

Disclosed Matters

None.

Schedule 6.015

Existing Indebtedness

Loan/Financing Agreements

1.	Project Financing Agreement, dated as of July 31, 2009, between IBM Credit LLC and Constellation Brands, Inc., as amended from time to time, providing a credit facility in an amount of up to $20,000,000.

2.	Phase Two Project Financing Agreement, dated as of December 17, 2010, between IBM Credit LLC and Constellation Brands, Inc., providing a credit facility in an amount of up to $10,000,000.

3.	Phase Three Project Financing Agreement, dated as of February 14, 2012, between IBM Credit LLC and Constellation Brands, Inc., providing a credit facility in an amount of up to $10,000,000.

4.	Software/Services Financing Agreement, dated as of June 24, 2011, between IBM Credit LLC and Constellation Brands, Inc. for a loan of $324,155.29.

5.	Revolving Credit Facility Letter Agreement, dated June 28, 2006, between Rabobank Nederland, Canadian Branch, and Vincor International Inc., as amended from time to time, providing a revolving credit facility in an amount up to C$86,000,000.

6.	Revolving Cash Advance Facility, dated November 30, 2009, between Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. and Constellation New Zealand Limited, as amended from time to time, providing a revolving credit facility in an amount up to NZ$10,000,000.

7.	Revolving Credit Facility Letter Agreement, dated October 5, 2011, between Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. and Ruffino S.r.l., providing a revolving credit facility in an amount up to €70,000,000.

8.	Scotia Connect Online Service Request Wire Payments Addendum dated March 28, 2007 and CAD Overdraft Facility with a maximum available amount of USD 10 million (overdraft line of credit facility).

Indentures

1.	Indenture, dated as of August 15, 2006, among the Borrower, as issuer, the guarantors signatory thereto and BNY Midwest Trust Company, as trustee (the “2006 Indenture”).

2.	Supplemental Indenture No. 1 to the 2006 Indenture, dated as of August 15, 2006, with respect to the 7.25% Senior Notes in the amount of $700,000,000, due in 2016, by and among the Borrower, as issuer, the guarantors named therein and BNY Midwest Trust Company, as trustee.

3.	Indenture with respect to the 7.25% Senior Notes in the amount of $700,000,000 due in 2017, dated as of May 14, 2007, among the Borrower, as issuer, the guarantors signatory thereto and The Bank of New York Trust Company, N.A., as trustee.

4.

Supplemental Indenture No. 4 to the 2006 Indenture, dated as of December 5, 2007, with respect to the 8 3/8% Senior Notes in the amount of $500,000,000 due in 2014, by and among the Borrower, as issuer, the guarantors named therein and The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee.

[5]	On June 1, 2012: The name of Constellation Wines U.S., Inc. was changed to Constellation Brands U.S. Operations, Inc.; the name of Constellation New Zealand Limited was changed to Constellation Brands New Zealand Limited; and the name of Vincor International Inc. was changed to Constellation Brands Canada, Inc.

5.	Indenture, dated as of April 17, 2012, among the Borrower, as issuer, the guarantors signatory thereto and Manufacturers and Traders Trust Company, as trustee (the “2012 Indenture”).

6.	Supplemental Indenture No. 1 to the 2012 Indenture, dated as of April 17, 2012, with respect to the 6% Senior Notes in the amount of $600,000,000, due in 2022, by and among the Borrower, as issuer, the guarantors signatory thereto and Manufacturers and Traders Trust Company, as trustee.

Guarantees

1.	Guaranty, dated December 29, 2011, issued by Constellation Brands, Inc., guaranteeing the obligations of Crown Imports LLC under a certain Office Lease (as amended and/or assigned from time to time) between Crown Imports LLC and South Dearborn, LLC.

2.	Guarantee, dated October 7, 2008, issued by Robert Mondavi Investments, guaranteeing the obligations of Opus One Winery, LLC under the Bank of America, N.A. Loan Agreement, up to $19,300,000.

3.	Guaranty, dated December 9, 2009, issued by Constellation International Holdings Limited, guaranteeing the obligations of Constellation Capital LLC under the 3112751 Nova Scotia Company Subscription Agreement.

4.	Constellation Wines U.S., Inc. remains responsible for obligations under the Califland lease, dated on or around April 1, 2007, which Constellation Wines U.S., Inc. assigned to The Wine Group, LLC.

5.	Constellation Wines U.S., Inc. remains responsible for obligations under the Can-Am Produce, Inc. lease, dated on or around April 1, 2007, which Constellation Wines U.S., Inc. assigned to The Wine Group, LLC.

6.	Guarantee provided by Constellation Brands, Inc. under the Membership Interest Purchase Agreement, dated June 28, 2012, among Constellation Brands, Inc., Constellation Beers, Ltd., Constellation Brands Beach Holdings, Inc. and Anheuser-Busch InBev SA/NV.

Letters of Credit

1.	Letter of Credit #99.95 issued by Banco di Brescia for the account of Ruffino and for the benefit of Agenzia delle Dogane – Duty Tax Office.

2.	Letter of Credit #393.95 issued by Banco di Brescia for the account of Ruffino and for the benefit of Agenzia delle Dogane – Duty Tax Office.

3.	Letter of Credit #1/12670 issued by Banco di Brescia for the account of Ruffino and for the benefit of Agenzia delle Dogane – Duty Tax Office.

4.	Letter of Credit #1/37208 issued by Banco di Brescia for the account of Tenimenti Ruffino and for the benefit of ARTEA – Capital Contributions Vineyard Equ.

5.	Letter of Credit #1/37209 issued by Banco di Brescia for the account of Tenimenti Ruffino and for the benefit of ARTEA – Capital Contributions Vineyard Equ.

6.	Letter of Credit #1/37242 issued by Banco di Brescia for the account of Tenimenti Ruffino and for the benefit of ARTEA – Capital Contributions Vineyard Equ.

7.	Letter of Credit #3/37242 issued by Banco di Brescia for the account of Tenimenti Ruffino and for the benefit of ARTEA – Capital Contributions Vineyard Equ.

8.	Letter of Credit #2/37242 issued by Banco di Brescia for the account of Tenimenti Ruffino and for the benefit of ARTEA – Capital Contributions Vineyard Equ.

9.	Letter of Credit #0029.0745794.09 issued by La Fondiaria – SAI for the account of Tenimenti Ruffino and for the benefit of ARTEA – Capital Contributions Vineyard Equ.

10.	Letter of Credit #820-427-3 issued by Banco Popolare di Bergamo for the account of Tenimenti Ruffino and for the benefit of Municipality of Greve in Chianti – Road Works.

Capital Leases6 (in an aggregate principal amount of $18,616,457.25, as of May 31, 2012)

1.	Xerox lease (including Statement of Work, Services and Solutions Agreement and Services & Solutions Order), dated July 15, 2011, between Constellation Brands, Inc. and Xerox Corporation.

2.	Pitney Bowes Global Financial Services Lease Agreement, dated June 30, 2011, between Constellation Brands, Inc. and Pitney Bowes.

3.	RMAP Master Lease Agreement, dated March 11, 2005, between Constellation Brands, Inc. and Ricoh Corporation.

4.	Master Equipment Lease Agreement No. 36264, dated as of September 4, 2007, between Constellation Wines U.S., Inc. and Banc of America Leasing & Capital, LLC (successor to Fleet Capital Corporation) (including, without limitation, Lease Schedule No. 41375-11500-004 and Lease Schedule No. 41375-11500-005).

5.	Master Equipment Lease, dated October 6, 2010, between Constellation Wines U.S., Inc. (successor-by-assignment to Constellation Brands, Inc.) and Manufacturers and Traders Trust Company.

6.	Master Equipment Lease, dated January 11, 2010, between Constellation Wines U.S., Inc. and Watts Equipment Company.

7.	Master Equipment Lease, dated August 8, 2011, between Constellation Wines U.S., Inc. and Farm Credit Leasing Services Corporation.

8.	Master Equipment Lease, dated August 15, 2011, between Constellation Wines U.S., Inc. and Wells Fargo Equipment Finance, Inc.

9.	Lease, dated February 27, 2004, between Ruffino S.r.l. and Centro Leasing Spa.

10.	Master Equipment Lease, dated April 25, 2012, between Constellation Wines U.S., Inc. and U.S. Bank Equipment Finance, a division of U.S. Bank National Association.

Miscellaneous

1.	Investments listed on Schedule 6.05(g) that also constitute Indebtedness for purposes of Section 6.01 of this Agreement.

2.	Global Commercial Services Account Agreement, dated September 22, 2010, among American Express Travel Related Services Company, Inc. and its Global Related Entities, Constellation Brands, Inc., Crown Imports LLC and certain subsidiaries of Constellation Brands, Inc.

[6]	Including all schedules entered into on or prior to May 31, 2012.

Schedule 6.02

Existing Liens7

1.	Liens arising under the capital leases set forth on Schedule 6.01 under the heading “Capital Leases”.

[7]	All operating and synthetic leases of the Borrower and its Subsidiaries have been omitted.

Schedule 6.05(g)

Investments

Joint Ventures

1.	Crown Imports LLC (50% owned by Constellation Beers Ltd.).

2.	Opus One Winery LLC (50% owned by Robert Mondavi Investments).

3.	Wicer, LLC (33.46% owned by Constellation Brands U.S. Operations, Inc.).[8]

4.	Accolade Wines Holdings Europe Limited (less than 19.9% owned by Constellation International Holdings Limited).[8]

5.	Accolade Wines Holdings Australia Pty Ltd ACN 103 359 299 (less than 19.9% owned by CWI Holdings LLC).[8]

6.	L.O. Smith AB (9.99% owned by Constellation Brands SMO, LLC).[8]

7.	Crew Wine Company LLC (35% owned by CBUS Crew Holdings, Inc.).[8]

8.	Valleyfield Vineyard Partnership (60% owned by Nobilo Vintners Limited).[8]

9.	Springfield Partnership (24.9% owned by Nobilo Vintners Limited).[8]

10.	Kikowhero Partnership (50% owned by Nobilo Vintners Limited).[8]

11.	Okanagan Wine Shops Limited (66.7% owned by Constellation Brands Canada, Inc.).[8]

12.	Nk’Mip Cellars Inc. (a minority interest is owned by Constellation Brands Canada, Inc.).[8]

13.	Okanagan Estate Cellars Ltd. (25% owned by Constellation Brands Canada, Inc.).[8]

14.	Brant Oil & Gas Company Limited (57% owned by Constellation Brands Canada, Inc.).[8]

15.	Osoyoos Larose Estate Winery Ltd. (50% owned by Constellation Brands Canada, Inc.).[8]

16.	Project Compass (as previously disclosed in writing to the Initial Lenders).

17.	Project Pioneer (as previously disclosed in writing to the Initial Lenders).

Miscellaneous

1.	Indebtedness listed on Schedule 6.01 that also constitutes an Investment for purposes of Section 6.05 of this Agreement.

[8]	All ownership percentages are approximate.

Schedule 9.01

Notices

BORROWER:

Constellation Brands, Inc.

207 High Point Drive, Bldg. 100

Victor, NY 14564

Attn: Treasurer

Facsimile: 585-678-7108

with a copy to:

Constellation Brands, Inc.

207 High Point Drive, Bldg. 100

Victor, NY 14564

Attn: General Counsel

Facsimile: 585-678-7119

and

Nixon Peabody LLP

100 Summer Street

Boston, MA 02110

Attn: Craig Mills, Esq.

Phone: 617-345-1219

Facsimile: 866-947-1553

Email: cmills@nixonpeabody.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Borrowing Requests)

James Underwood

Bank of America NA

Mail Code NC1-001-04-39

One Independence Center

101 N Tryon St

Charlotte, NC 28255

Phone: 980-683-2812

Facsimile: 704-548-5646

Email: james.a.underwood@baml.com

Other Notices as Administrative Agent:

Angelo Martorana

Bank of America, N.A.

Mail Code: TX1-492-14-11

901 Main Street

Dallas, Texas 75202-3714

Phone: 312-828-7933

Facsimile: 877-206-8415

Email: angelo.m.martorana@baml.com

With a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: Corey Wright, Esq

Phone: 212-701-3165

Facsimile: 212-701-3165

and

Colleen M. O’Brien

Bank of America N.A.

Mail code NY7-144-10-03

One East Avenue, 10th Floor

Rochester, NY 14638

Phone: 585-546-9362

Facsimile: 312-453-6274

Email: colleen.m.O’brien@baml.com

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Interim Loan Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

Form of Assignment and Assumption

3.	Borrower: Constellation Brands, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Interim Loan Agreement, dated as of June 28, 2012, among Constellation Brands, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ]

Form of Assignment and Assumption

Effective Date:             , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:]

By:
Title:

[Consented to:

CONSTELLATION BRANDS, INC.

By:
Name:
Title:][1]

[1]	To be included only if Borrower’s consent is required by Section 9.04 of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.04(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not

Annex 1-1to Ex. A

Form of Assignment and Assumption

taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

Annex 1-2 to Ex. A

Form of Assignment and Assumption

EXHIBIT B

FORM OF NOTE

            ,

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to             or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the [Bridge A Loan/Bridge B Loan] from time to time made by the Lender to the Borrower under that certain Interim Loan Agreement, dated as of June 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the [Bridge A Loan/Bridge B Loan] made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guarantee Agreement. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The [Bridge A Loan/Bridge B Loan] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its [Bridge A Loans/Bridge B Loans] and payments with respect thereto.

The Borrower hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THE ASSIGNMENT OF THIS NOTE AND ANY RIGHTS WITH RESPECT THERETO IS SUBJECT TO THE PROVISIONS OF THE AGREEMENT INCLUDING THE PROVISIONS GOVERNING THE REGISTER AND THE PARTICIPANT REGISTER.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.

CONSTELLATION BRANDS, INC.

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Class of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

CONSTELLATION BRANDS, INC.

AND ITS SUBSIDIARIES

[    ], 201[    ]

This certificate is furnished pursuant to Section 4.01(d) of the Credit Agreement, dated as of June 28, 2012 (the “Credit Agreement”), among Constellation Brands, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent thereunder and the other parties from time to time party thereto. Terms used but not defined herein shall have the meaning ascribed to them in the Credit Agreement.

The undersigned hereby certifies, solely in such undersigned’s capacity as [Title] of the Borrower, and not individually, that the Borrower and its Subsidiaries (taken as a whole), on the Closing Date after giving effect to the Transactions, are Solvent. “Solvent” as used herein means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

The undersigned is familiar with the business and financial position of the Borrower and its Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate.

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [Title] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

CONSTELLATION BRANDS, INC.

By:
Name:
Title:

C-2

Form of Solvency Certificate

EXHIBIT D

TERMS OF EXCHANGE NOTES

[SEE ATTACHED]

Exhibit D

Summary Terms of Exchange Notes

Set forth below is a summary of the required terms of the Exchange Notes. To the extent not specified below, all terms of the Exchange Notes shall be consistent with the terms of the indenture governing the Borrower’s existing 6% senior notes due 2022 (the “2022 Notes Indenture”).

Issuer:	Constellation Brands, Inc.

Guarantors:	Same as the Senior Secured Credit Agreement.

Final Maturity Date:	8 years after the Closing Date

Interest:	The Exchange Notes will accrue interest at a per annum rate equal to the Total Cap. Interest will be computed on the basis of a year of 360 days consisting of twelve months of 30 days.

Interest Payment Dates:	A date selected by the Arrangers that is within thirty days of the first date of issuance of Exchange Notes and a date that is 6 calendar months after such initial date.

Record Dates:	The dates selected by the Arrangers in accordance with industry custom.

First Interest Payment Date:	The interest payment date that is closest to 6 months after the first date of issuance of Exchange Notes.

Optional Redemption:	The Company may redeem some or all of the Exchange Notes at any time at a redemption price equal to the greater of

—	100% of the principal amount of the Exchange Notes being redeemed; and

—	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (excluding interest accrued to the redemption date) from the redemption date to the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate (to be defined in a manner consistent with the definition in the 2022 Notes Indenture) plus 50 basis points.

The Company will also pay accrued and unpaid interest on the notes to the redemption date.

Mandatory Offer to Redeem Upon Change of Control:	Same as the 2022 Notes Indenture.

Covenants and Events of Default:	Same as the 2022 Notes Indenture.

Documentation:	The Borrower will use commercially reasonable efforts to cause the Exchange Notes to have CUSIP numbers and to trade through DTC. Upon issuance, the Exchange Notes will be subject to transfer restrictions customary for debt securities sold in reliance on private placement exemptions from the registration requirements of the Securities Act of 1933 and the Exchange Notes Indenture will contain customary restrictions on transfers to ensure compliance with the Securities Act.

Exchange Notes Registration Rights Agreement:	The Borrower, the Guarantors and the Arrangers shall enter into a registration rights agreement having the principal terms set forth on Annex I hereto and otherwise reasonably satisfactory to the Borrower and the Arrangers.

Annex I

Pursuant to the Exchange Notes Registration Rights Agreement, the Borrower and the Guarantors will agree, at their expense, to:

•

File with the SEC, or otherwise designate an existing registration statement filed with the SEC, prior to or on the 90th day after the earliest date of original issuance of any of the Exchange Notes, a shelf registration statement on an appropriate form covering resales by holders of all Registrable Securities (as defined below) (such 90th day, the “filing target date”);

•

Use reasonable best efforts to cause such shelf registration statement to become effective as promptly as is practicable, but in any event prior to or on the 180th day after the earliest date of original issuance of any of the Exchange Notes (such 180th day, the “effectiveness target date”); and

•

Use reasonable best efforts to keep the shelf registration statement effective with respect to the Registrable Securities; provided that in no event shall there be any requirement to keep the shelf registration statement effective beyond the second anniversary of the earliest date of original issuance of any of the Exchange Notes.

“Registrable Securities” means each Exchange Note and related guarantees until the earlier of (i) the date on which such Exchange Note and related guarantees have been sold or otherwise transferred pursuant to an effective shelf registration statement; and (ii) the date that is two years after the initial issuance of Exchange Notes under the Exchange Notes Indenture (subject to extension for a period of time equal to the aggregate period of time during which the Borrower has suspended the availability of the prospectus as contemplated below).

The Borrower will also agree to provide to each holder or Exchange Notes copies of the prospectus contained in the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Exchange Notes and related guarantees. A holder who sells Exchange Notes pursuant to the shelf registration statement generally will be required to be named a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the Exchange Notes Registration Rights Agreement which are applicable to that holder (including certain indemnification and contribution provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

The Borrower may suspend the holders’ use of the prospectus for a maximum of 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 12-month period, if the Borrower, in good faith, determines that because of valid business reasons (not including avoidance of its obligations under the Exchange Notes Registration Rights Agreement), including without

Annex I-1 to Ex. D

limitation proposed or pending corporate developments and similar events or because of filings with the SEC, it is in the Borrower’s best interests to suspend such use. The Borrower need not specify the nature of the event giving rise to a suspension in any notice to holders of the Exchange Notes of the existence of such suspension.

Each of the following is a “registration default”:

•	the shelf registration statement has not been filed (or designated) with the SEC prior to or on the filing target date; or

•	the shelf registration statement has not become effective prior to the effectiveness target date; or

•

the registration statement shall cease to be effective, become effective and then cease to be effective or fail to be usable (exclusive of any suspension period referenced in the previous paragraph) without being succeeded by a post-effective amendment or a report filed with the SEC that cures the failure of the registration statement to be effective or usable.

If a registration statement default occurs, liquidated damages in the form of additional interest (“additional interest”) will accrue on the Exchange Notes that are Registrable Securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the first day on which there are no longer any Registrable Securities. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate equal to 0.25% per annum of the principal amount of an Exchange Note that is a Registrable Security to and including the 90th day following such registration default. Thereafter, interest shall increase by an additional 0.25% at the beginning of each subsequent 90 day period. Such interest shall be payable on the regular interest payment dates for the Exchange Notes. In no event will liquidated damages accrue at a rate per year exceeding 1.00% or on any Exchange Note that is not a Registrable Security. The holder’s right to liquidated damages in the form of additional interest shall be its sole remedy in the event of a registration default.

Holders of Exchange Notes will be required to deliver a questionnaire with certain information to be used in connection with the shelf registration statement. In order to sell Exchange Notes and related guarantees pursuant to the shelf registration statement, a holder must complete and deliver the questionnaire to the Borrower. To be named as a selling securityholder in the related prospectus at the time of effectiveness of the shelf registration statement, a holder must complete and deliver the questionnaire to the Borrower on or prior to the tenth business day before the effectiveness of the shelf registration statement.

Upon receipt of a completed questionnaire after effectiveness of the shelf registration statement, together with any other information the Borrower may reasonably request, the Borrower will, within 15 business days of such receipt, or within 15 business days of the end of any period during which the Borrower has suspended use of the prospectus, file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver a prospectus to purchasers of Exchange Notes and related guarantees sold

Annex I-2 to Ex. D

pursuant to the shelf registration statement; provided, however, that the Borrower will not be required to file any such amendment or supplement on more than one occasion per calendar quarter.

If a holder does not timely complete and deliver a questionnaire or provide such other information the Borrower may request, the holder will not be named as a selling security holder in the prospectus (and therefore will not be permitted to sell any securities pursuant to the shelf registration statement) and will not be entitled to any of the liquidated damages described above.

Notwithstanding anything in the Indenture or this Annex I to the contrary, if the Borrower determines that any Registrable Securities of any holder issued under the Exchange Notes Indenture are eligible for a registered exchange offer in reliance on the position of the SEC in Exxon Capital Holdings Corporation (pub. avail. May 13, 1988) and Morgan Stanley and Co., Inc. (pub. avail. June 5, 1991) in lieu of registering such Registrable Securities of such holder pursuant to a shelf registration statement, the Borrower may, without the consent of any holder of the Exchange Notes, cause the Indenture to be amended in order to provide for customary provisions allowing the issuance of exchange notes identical in all material respects to the Exchange Notes (except that such new exchange notes shall not provide for registration rights or liquidated damages) in such exchange offer and may perform a registered exchange offer for such Registrable Securities on customary terms pursuant to procedures to be reasonably agreed upon with the Arrangers. The Exchange Offer Registration Rights Agreement will provide that in connection with an exchange offer, the Borrower and the Guarantors will, at their expense, file an exchange offer registration statement prior to or on the 90th day after the earliest date of original issuance of any of the Exchange Notes, use reasonable best efforts to cause such registration statement to become effective prior to or on the 180th day after the earliest date of original issuance of any of the Exchange Notes and use reasonable best efforts to consummate the exchange offer prior to or on the 220th day after the earliest date of original issuance of any of the Exchange Notes. Additional interest for failure to meet any such deadline will accrue as set forth above.

Annex I-3 to Ex. D

EXHIBIT E

FORM OF BORROWING REQUEST

Date:                     ,

To:     Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Interim Loan Agreement, dated as of June 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Constellation Brands, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐   A borrowing of [Bridge A][Bridge B] Loans

1.	On (the Closing Date, which shall be a Business Day).

2.	In the amount of

3.	To

[Account Number]

The Borrower hereby represents and warrants that the condition specified in Section 4.01(k) shall be satisfied on and as of the Closing Date.

CONSTELLATION BRANDS, INC.

By:
Name: Title:

E-1

Form of Borrowing Request

EXHIBIT F-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Interim Loan Agreement, dated as of June 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time (the “Agreement”)), among Constellation Brands, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

Pursuant to the provisions of Section 2.16(d) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT F-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Interim Loan Agreement, dated as of June 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time (the “Agreement”)), among Constellation Brands, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

Pursuant to the provisions of Section 2.16(d) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Agreement, neither the undersigned nor any of its direct or indirect applicable partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect applicable partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect applicable partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each such partner’s/member’s beneficial owner that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Interim Loan Agreement, dated as of June 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time (the “Agreement”)), among Constellation Brands, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

Pursuant to the provisions of Section 2.16(d) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT F-4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Interim Loan Agreement, dated as of June 28, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time (the “Agreement”)), among Constellation Brands, Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent. Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

Pursuant to the provisions of Section 2.16(d) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect applicable partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect applicable partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect applicable partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each such partner’s/member’s beneficial owner that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT G

FORM OF OPINION OF NIXON PEABODY LLP

[SEE ATTCHED]

437 Madison Avenue

New York, New York 10022-7001

(212) 940-3000

Fax: (212) 940-3111

                    , 20

To the Lenders, parties to the

Second Amended and Restated Interim Loan Agreement referred to below, and

Bank of America, N.A.,

as Administrative Agent

Re:	Constellation Brands, Inc. and Subsidiaries

Ladies and Gentlemen:

We have acted as counsel to Constellation Brands, Inc., a Delaware corporation (the “Borrower”), and certain of its subsidiaries, in connection with (i) that certain Second Amended and Restated Interim Loan Agreement dated as of February 13, 2013 (the “Second Amended and Restated Interim Loan Agreement”), among the Borrower, the Lenders party thereto, Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the other parties from time to time party thereto, providing for, among other things, extensions of credit to be made by the Lenders to the Borrower in an aggregate principal amount not exceeding $4,375,000,000, and (ii) the various agreements and documents referred to in the next following paragraph. As such counsel, we have been requested to render this opinion pursuant to Section 4.01(b) of the Second Amended and Restated Interim Loan Agreement. Except where indicated, capitalized terms used in this opinion and not otherwise defined herein shall have the meanings given to them in the Second Amended and Restated Interim Loan Agreement.

In rendering the opinions expressed below, we have examined the following agreements, instruments and other documents:

(a)	the Second Amended and Restated Interim Loan Agreement;

(b)	the Notes delivered on the date hereof;

(c)	the Guarantor Consent and Reaffirmation dated as of , 2013 (the “Guarantor Consent and Reaffirmation”);

(d)	the Guarantee Agreement; and

(e)	such corporate records of the Borrower and the Guarantors (collectively, the “Obligors”) and such other documents as we have deemed necessary as a basis for the opinions expressed below.

The Second Amended and Restated Interim Loan Agreement, the Notes, the Guarantor Consent and Reaffirmation, and the Guarantee Agreement are collectively referred to herein as the “Credit Documents”.

In rendering this opinion, we have made such examination of laws as we have deemed relevant for the purposes hereof. As to various questions of fact material to this opinion, we have relied upon representations and/or certificates of officers of the Obligors, certificates and documents issued by public officials and authorities, and information received from searches of public records.

With respect to the opinions set forth in paragraph 1 hereof, such opinions are based solely on certificates of the appropriate state agencies from the states set forth on Annex 1 as of the dates set forth on such certificates and are limited to the meaning ascribed to such certificates by each such applicable state agency.

Whenever in this opinion reference is made to matters of which we have knowledge, such knowledge is based solely upon (i) information obtained from the documents, certificates and other matters referred to above, (ii) responses of the appropriate officers of the Borrower to inquiries with respect to their present recollection as to such matters, and (iii) review of documents in our files to which we have given substantive attention in the course of our representation of the Borrower and the Guarantors. We will not accept any liability whatsoever for any imputed knowledge regarding such matters or any matters about which we should have known except as noted above.

Based upon and in reliance on the foregoing, and subject to the assumptions and qualifications hereinafter set forth, we are of the opinion that:

1. Each Obligor is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation as indicated on Annex 1 hereto. Each Obligor is qualified to do business and in good standing as a foreign corporation under the laws of each state set forth on Annex 1 hereto.

2. Each Obligor has the corporate or limited liability company power and authority to own its properties and transact the business in which it is currently engaged, and to execute and deliver, and to perform its obligations under, the Credit Documents to which it is a party.

3. Each Obligor’s execution and delivery of, and its performance of its obligations under, the Credit Documents to which it is a party, and the Borrower’s borrowings under the Second Amended and Restated Interim Loan Agreement, have been duly authorized by all necessary action on the part of such Obligor.

4. Each Obligor has duly executed and delivered each Credit Document to which it is a party.

5. The Credit Documents to which any Obligor is a party constitute the legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms.

6. No authorization, approval or consent of, and no filing or registration with, any governmental or regulatory authority or agency of the United States of America, the State of New York, the State of Delaware or the State of California (“Filing or Approval”) is required on the part of any Obligor for the execution, delivery or performance by any Obligor of any of the Credit Documents to which it is a party, or for the Borrower’s borrowings under the Second Amended and Restated Interim Loan Agreement, except for any Filing or Approval which has previously been made or obtained and is in full force and effect on the date hereof and any Filing or Approval required to be made after the date hereof.

7. Each Obligor’s execution and delivery of the Credit Documents to which it is a party, and the performance of its obligations thereunder, do not on this date (i) conflict with or result in a breach of any provision of the certificate of incorporation, articles of organization, by-laws or operating agreement, as applicable, of such Obligor; (ii) result in a breach of any of the provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the assets of such Obligor pursuant to the indentures and other agreements listed on Annex 2 hereto, (iii) to our knowledge, violate any existing judgment, order, writ, injunction or decree applicable to such Obligor or any of its respective properties, or (iv) violate any existing federal, New York, Delaware or California statute, rule, regulation or ordinance which in our experience is normally applicable to transactions of the type contemplated by the Credit Documents.

8. None of the Obligors is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

9. Neither the making of the Loans under the Second Amended and Restated Interim Loan Agreement, nor the application of the proceeds thereof on the date hereof as provided in the Second Amended and Restated Interim Loan Agreement, will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System.

The foregoing opinions are subject to the following qualifications and limitations and are based upon the following further assumptions:

(i) We have assumed, without any investigation, with respect to each party thereto other than the Obligors, (a) the full capacity, power and authority of such party to execute, deliver and perform the Credit Documents, (b) the due execution and delivery of the Credit Documents by such party, and (c) the legality, validity and binding effect of the Credit Documents as against such party.

(ii) We have assumed without any investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents submitted to us as certified, photostatic or telestatic copies, and the authenticity and completeness of originals of such copies. We have also assumed, without investigation, that the representations and warranties as to factual matters of each of the Obligors in the Credit Documents are true and correct.

(iii) The enforceability of provisions in the Credit Documents to the effect that the terms may not be waived or modified except in writing may be limited in certain circumstances.

(iv) The enforceability of the Guarantee Agreement and Section 9.03 of the Second Amended and Restated Interim Loan Agreement (and any similar provisions in any of the other Credit Documents) may be limited by laws rendering unenforceable (a) indemnification contrary to federal or state securities laws and the public policy underlying such laws, and (b) the release of a party from, or the indemnification of a party against, liability for its own wrongful or negligent acts under certain circumstances.

(v) We express no opinion as to (a) the effect of the laws of any jurisdiction (other than the State of New York) in which any Lender or the Administrative Agent is located that limit the interest, fees or other charges such Lender or Administrative Agent may impose, and (b) Section 9.09(b) of the Second Amended and Restated Interim Loan Agreement (and any similar provisions in any of the other Credit Documents), insofar as such Section relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Documents.

(vi) To the extent title to any property is required to be held by any party in order to perform its obligations under any of the Credit Documents, we have assumed without any investigation that such party holds title adequate to perform its obligations.

(vii) The foregoing opinions are subject to the effect of (a) applicable bankruptcy, reorganization, insolvency, moratorium and/or similar laws relating to or affecting the rights of creditors generally, including without limitation fraudulent conveyance provisions under applicable laws, and (b) equitable limitations (regardless of whether considered in a proceeding in equity or at law) and public policy limitations relating to principles of good faith and fair dealing. The foregoing opinions are also subject to the qualification that certain provisions contained in the Credit Documents may not be enforceable, but (subject to the limitations as set forth elsewhere herein) such unenforceability will not render the Credit Documents invalid as a whole or substantially interfere with realization of the principal benefits and/or security provided thereby. Finally, we wish to point out that provisions of the Credit Documents which permit the Administrative Agent or any Lender to take action or make determinations, or to benefit from indemnities and similar undertakings of the Obligors, may be subject to a requirement that such action be taken or such determinations be made, and that any action or inaction by the Administrative Agent or any Lender which may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

(viii) We express no opinion herein as to (a) whether any borrowing evidenced by the Credit Documents is usurious under the applicable laws of any jurisdiction, (b) the effect of any land use or environmental law, rule, regulation or ordinance, (c) the validity or enforceability of any provision of any of the Credit Documents which might be construed as a waiver of counterclaims, and (d) the Administrative Agent’s or the Lenders’ right to collect any payment due to the extent that such payment constitutes a penalty or forfeiture.

(ix) We express no opinion as to the applicability to the obligations of the Guarantors (or the enforceability of such obligations) of Section 548 of the Bankruptcy Code or any other provision of law relating to fraudulent conveyances, transfers or obligations.

(x) We express no opinion with respect to any law, regulation or order of any jurisdiction or agency or tribunal thereof with respect to the manufacture, sale, distribution or control of alcoholic beverages.

(xi) We further express no opinion with respect to the effect of any law other than (i) the law of the State of New York, (ii) the General Corporation Law and Limited Liability Company Act of the State of Delaware, (iii) the Federal law of the United States, and (iv), the California General Corporation Law, irrespective of any choice of law provisions which may be contained in any of the Credit Documents. In this regard, we note that some of the Obligors are incorporated or organized in jurisdictions other than New York, Delaware or California. Accordingly, for purposes of the opinions rendered in paragraphs 1, 2 and 3, above, we have assumed, with your permission, that the laws governing corporations or other entities in the jurisdiction where such Obligors are incorporated or organized are the same in all applicable respects as the laws of the State of New York.

(xii) We wish to point out that (a) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in any currency other than Dollars would be rendered in such other currency and would be converted into Dollars at the rate of exchange prevailing on date of entry of such judgment, and (b) a judgment rendered by a United States Federal court in the State of New York in respect of the obligation dominated in a currency other than Dollars may be expressed in Dollars (provided that we express no opinion as to the rate of exchange such court would apply).

(xiii) We express no opinion with respect to compliance with the Investment Company Act of 1940, as amended, except as expressly set forth in paragraph 8 above or Regulations T, U or X of the Board of Governors of the Federal Reserve System, except as expressly set forth in paragraph 9 above.

This opinion is rendered solely to the addressees and is intended solely for the benefit of the addressees and their assigns and may not be relied upon, referred to or otherwise used by the addressees for any other purposes, or by any other Person other than in connection with the transactions contemplated by the Second Amended and Restated Interim Loan Agreement without, in each instance, our prior written consent. The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.

Very truly yours,

ANNEX 1

[to be inserted at closing]

ANNEX 2

1.	Indenture dated as of August 15, 2006 among the Borrower, the guarantors signatory thereto and BNY Midwest Trust Company, as trustee, as amended by Supplemental Indenture No. 1 dated as of August 15, 2006 among the Borrower, the guarantors named therein and BNY Midwest Trust Company, as trustee, as further amended by Supplemental Indenture No. 2 dated as of November 30, 2006 among the Borrower, the new guarantors named therein and BNY Midwest Trust Company, as trustee, and as further amended by Supplemental Indenture No. 3 dated as of May 4, 2007 among the Borrower, the new guarantors named therein and BNY Midwest Trust Company as trustee, as further amended by Supplemental Indenture No. 4 dated as of December 5, 2007 among the Borrower, the guarantors named therein and The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee, as further amended by Supplemental Indenture No. 5 dated as of January 22, 2008 among the Borrower, the new guarantors named therein and The Bank of New York Trust Company, N.A. (as successor to BNY Midwest Trust Company), as trustee, and as further amended by Supplemental Indenture No. 6 dated as of February 27, 2009 among the Borrower, the new guarantor named therein and Bank of New York Mellon Trust Company National Association(successor trustee to BNY Midwest Trust Company), as trustee.

2.	Indenture dated as of May 14, 2007 among the Borrower, the guarantors signatory thereto and The Bank of New York Trust Company, N.A., as trustee, as amended by Supplemental Indenture No. 1 dated as of January 22, 2008 among the Borrower, the new guarantors named therein and The Bank of New York Trust Company, N.A., as trustee, and as further amended by Supplemental Indenture No. 2 dated as of February 27, 2009 among the Borrower, the new guarantor named therein, and The Bank of New York Mellon Trust Company National Association, as trustee.

3.	Indenture dated as of April 17, 2012 among the Borrower, the guarantors signatory thereto and Manufacturers and Traders Trust Company, as trustee, as amended by Supplemental Indenture No. 1 dated as of April 17, 2012 among the Borrower, the guarantors signatory thereto and Manufacturers and Traders Trust Company, as trustee, and as further amended by Supplemental Indenture No. 2 dated as of August 14, 2012 among the Borrower, the guarantors signatory thereto and Manufacturers and Traders Trust Company, as trustee.

4.	Restatement Agreement dated as of August 8, 2012 among the Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto, and Amended and Restated Credit Agreement dated as of August 8, 2012 among the Borrower, the lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto.

5.	[Add reference to any additional notes as applicable.]